CREDIT AGREEMENT

dated as of
October 18, 2002

among

FOOTSTAR, INC.,
as Lead Borrower for

FOOTSTAR, INC.
and
FOOTSTAR CORPORATION,

The LENDERS Party Hereto,

FLEET NATIONAL BANK
as Administrative Agent and Swingline Lender,

FLEET RETAIL FINANCE INC.,
as Collateral Agent,

CONGRESS FINANCIAL CORPORATION
and
WELLS FARGO RETAIL FINANCE, LLC,
as Syndication Agents

and

JPMORGAN CHASE BANK,
as Documentation Agent

_________________

FLEET SECURITIES, INC.,
Arranger and Syndication Agent

EXHIBITS

A	Assignment and Acceptance
B-1	Revolving Notes
B-2	Swingline Note
B-3	Term Note
C	Permitted Acquisition Certificate
D	Purchasing Agency Agreement
E-1	Opinion of Counsel to Loan Parties
E-2	Opinion of Inhouse Counsel to Loan Parties
E-3	Opinion of Texas Counsel to Loan Parties
F	Solvency Certificate
G	Compliance Certificate
H	Borrowing Base Certificate
I	Customs Broker Agreement
J	Host Store Acknowledgement

SCHEDULES

1	.1(a)	Pricing Grid – Revolving Loans
1	.1(b)	Pricing Provisions – Term Loan
1	.1(c)	Lenders and Commitments
1.2		Fiscal Periods
2	.3(b)	Borrowing Notice
2.17		Interest Rate Option Notice
4	.5(c)”	Title to Properties; Real Estate Owned
4	.5(c)(ii)	Leased Properties
4	.5(d)	Purchasing Agency Agreements
4.6		Disclosed Environmental Matters
4.12		Subsidiaries
4.13		Insurance
6	.1(j)	Financial Reporting Requirements
7.1		Indebtedness
7.2		Liens
7.4		Investments

CREDIT AGREEMENT

        THIS CREDIT AGREEMENT dated as of October 18, 2002 among FOOTSTAR, INC., a Delaware corporation, having its chief executive office at 1 Crosfield Avenue, West Nyack, NY 10994, as Lead Borrower for the Borrowers, being said FOOTSTAR, INC., and FOOTSTAR CORPORATION, a Texas corporation, having its principal place of business at 1 Crosfield Avenue, West Nyack, NY 10994 and the LENDERS party hereto; FLEET NATIONAL BANK, as Administrative Agent and Swingline Lender, a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110; FLEET RETAIL FINANCE INC., as Collateral Agent for the Lenders, a Delaware corporation having its principal place of business at 40 Broad Street, Boston, Massachusetts 02109; CONGRESS FINANCIAL CORPORATION and WELLS FARGO RETAIL FINANCE, LLC, as Syndication Agents; and JPMORGAN CHASE BANK, as Documentation Agent; in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

ARTICLE I

Definitions

     SECTION 1.1     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

        “ACH” shall mean automated clearing house transfers.

        “Account” shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance, or any right to payment for credit extended for goods sold or leased or services rendered.

        “Acquisition” means the purchase of any capital stock or other equity interests of any Person or the purchase of all or substantially all of the assets of any Person or division thereof.

        “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) determined in accordance with the following formula:

LIBO Rate
_________________________________________________________________
1.00 - LIBOR Reserve Requirements

        “Adjustment Date” has the meaning set forth in the definition of Applicable Margin.

        “Administrative Agent” means Fleet, in its capacity as administrative agent for the Lenders hereunder.

        “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        “Agents” means collectively, the Administrative Agent and the Collateral Agent.

        “Alternate Base Rate” shall mean, for any day, the higher of (a) the annual rate of interest then most recently announced publicly by Fleet at its head office in Boston, Massachusetts as its “Base Rate” and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% (0.50%) per annum. If for any reason the Administrative Agent shall have determined in its reasonable commercial judgment (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations thereof in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in Fleet’s Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in Fleet’s Base Rate or the Federal Funds Effective Rate, respectively.

      “Applicable Margin” means

    (a)        from and after the date hereof until the first Adjustment Date identified below, the Applicable Margin for Revolving Loans which are Base Rate Loans and for Revolving Loans which are Eurodollar Loans shall be deemed to be Level I pricing as set forth in the Pricing Grid attached hereto as Schedule 1.1(a).

    (b)        from and after the date the Administrative Agent receives the quarterly financial statements required by Section 6.1(b) and the Compliance Certificate required by Section 6.1(c) (beginning with the financial statements for the fiscal quarter ending March 29, 2003) (each, an “Adjustment Date”), subject to the provisions of paragraphs (a) above and (d) below, the Applicable Margin shall be determined from such Pricing Grid, based upon the Interest Coverage Ratio for the most recently ended Calculation Period immediately preceding such Adjustment Date and Excess Availability, where applicable; provided, however, notwithstanding anything to the contrary, (y) upon the occurrence of an Event of Default, the Applicable Margin shall be immediately increased to Level I and interest shall be determined in the manner set forth in Section 2.10, and (z) if the Borrowers have not delivered the financial statements and a Compliance Certificate pursuant to Sections 6.1(a), (b) and (c) in a timely manner and there is an increase in the Applicable Margin based upon such Interest Coverage Ratio and, if applicable, Excess Availability, such increase shall be retroactive to the date that such financial statements and Compliance Certificate were required to be delivered pursuant hereto and the amount of interest thereby overdue and payable by the Borrowers shall be paid to the Administrative Agent, for the account of the Revolving Lenders, on written demand.

    (c)        No downward adjustment of the Applicable Margin hereunder shall be permitted unless and until (A) all of the required financial statements and Compliance Certificate for the relevant Calculation Period have been timely delivered to the Administrative Agent as required in Section 6.1; and (B) there shall exist no Default or Event of Default at the time of such proposed downward adjustment.

    (d)        The determination of the Applicable Margin hereunder as of any fiscal quarter end shall be based on unaudited quarterly financial statements for the relevant Calculation Period; provided, however, that in the event of any discrepancy between computations based upon any unaudited quarterly financial statements and the related audited financial statements furnished pursuant to Section 6.1(a) (the “Audited Financial Statements”), the computation based upon the Audited Financial Statements shall govern (retroactive to the relevant Adjustment Date), and the amount of interest thereby overdue and payable by the Borrowers shall be paid to the Administrative Agent, for the account of the Revolving Lenders, within 10 days after written notice of such correction is provided to the Lead Borrower by the Administrative Agent.

      “Appraisal Percentage” shall mean 85%.

        “Appraised Value” means the net appraised liquidation value of the Loan Parties’ Inventory (expressed as a percentage of the Cost of such Inventory) as determined from time to time (subject to the last sentence of Section 6.9 herein) by an independent appraiser engaged by the Agents.

        “Arranger” means Fleet Securities, Inc., a Massachusetts corporation.

        “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.5), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

        “Availability Reserves” means such reserves as the Agents from time to time determine in their commercially reasonable discretion as being appropriate to reflect the impediments which may prevent the Collateral Agent from realizing upon the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i)(A) rent due under real property leases but not yet paid and (B) two months rent (whether or not paid) in states where a landlord Lien could prime the Collateral Agent’s Lien under the Security Documents (unless a landlord Lien waiver reasonably acceptable to the Collateral Agent has been obtained therefor); (ii) Gift Certificates and Merchandise Credit Liability (not to exceed 50% of the outstanding amount thereof); (iii) frequent shopper programs; (iv) layaways and customer deposits; (v) customs, duties, and other costs to release Eligible In-Transit Inventory which is being imported into the United States to the extent not paid; and (vi) outstanding taxes and other governmental charges, including, ad valorem, real estate, personal property, and other taxes which might have priority over the interests of the Collateral Agent in the Collateral and either which have not been paid when due (unless such taxes are the subject of a bona fide dispute and are supported by funded reserves) or which the Agents, in their discretion, believe may impede the Collateral Agent’s ability to realize upon the Collateral.

        “Bankruptcy Code” means Title 11, U.S.C., as amended from time to time.

        “Base Rate Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

        “Board” means the Board of Governors of the Federal Reserve System of the United States of America.

        “Borrower Security Agreement” means the Security Agreement among the Borrowers and the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

        “Borrowers” means, jointly and severally, the parties named as Borrowers in the preamble hereto.

        “Borrowing” shall mean (a) the incurrence of Loans of a single Type, on a single date and having, in the case of Eurodollar Loans, a single Interest Period or (b) a Swingline Loan, or (c) the Term Loan.

        “Borrowing Base” means, at any time of calculation by the Agents, without duplication, an amount equal to

(a)	the product of the Receivables Advance Rate times the face amount of Eligible Receivables (as set forth in the most recent Borrowing Base Certificate required to be delivered in accordance with Section 6.1(d)), but excluding the portion of such product in excess of $25,000,000 (or such higher amount up to $40,000,000 during GOB sales to the extent agreed to by the Agents) attributable to the Accounts due from Kmart Corporation or any of its Affiliates plus

(b)	the lesser of (i) the Appraisal Percentage times the sum of Appraised Value of Eligible Inventory other than GOB Inventory, the Appraised Value of Eligible In-Transit Inventory, and the Appraised Value of Eligible GOB Inventory Amount (in each case, net of Inventory Reserves applicable thereto) or (ii) the applicable Inventory Advance Rate times the sum of the Cost of Eligible Inventory other than GOB Inventory (net of Inventory Reserves applicable thereto) and the Cost of Eligible In-Transit Inventory (net of Inventory Reserves applicable thereto) (in each case as set forth in the most recent Borrowing Base Certificate required to be delivered in accordance with Section 6.1(d)) and the Eligible GOB Inventory Amount (net of Inventory Reserves applicable thereto) calculated as of the most recent GOB Calculation Date; plus

(c)	the L/C Inventory Advance Rate times Eligible L/C Inventory (net of Inventory Reserves applicable thereto) (as set forth in the most recent Borrowing Base Certificate required to be delivered in accordance with Section 6.1(d)); minus

(d)	the amount of the Kmart Reserve; minus

(e)	the amount of all Availability Reserves.

“Borrowing Base Certificate” has the meaning assigned to such term in Section 6.1(d). -4-

        “Borrowing Request” means a request by the Lead Borrower on behalf of the Borrowers for a Borrowing in accordance with Section 2.3.

        “Breakage Costs” shall have the meaning set forth in Section 2.19(b).

        “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

        “Calculation Period” means each period of four consecutive fiscal quarters of the Lead Borrower and its Subsidiaries, beginning with the four consecutive fiscal quarters ending June 29, 2002.

        “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of the Lead Borrower and its Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Lead Borrower and its Subsidiaries for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrowers during such period; provided that Capital Expenditures shall exclude (i) any additions to property, plant, and equipment to the extent paid for with proceeds of insurance received with respect to any casualty relating thereto, (ii) the purchase of Real Estate to the extent that the total consideration therefor consisted solely of assets other than cash, cash equivalents, or obligations to pay cash or cash equivalents, and (iii) the purchase of Real Estate used as distribution centers by Footstar Corporation to the extent paid for with proceeds from the sale or other dispositions of Real Estate used for the same purpose by Footstar Corporation.

        “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        “Cash Collateral Account” means an interest-bearing account established by the Borrowers with the Collateral Agent at Fleet under the sole and exclusive dominion and control of the Collateral Agent designated as the “Footstar Cash Collateral Account”.

        “Cash Control Event” means (a) from the Closing Date through December 28, 2002, that Excess Availability at any time is less than $20,000,000, and (b) thereafter, that Excess Availability is less than (i) $30,000,000 at any time for five consecutive Business Days, or (ii) $25,000,000 at any time. For purposes of Section 5.1(h) of the Security Agreements, the occurrence of a Cash Control Event shall be deemed continuing notwithstanding that Excess Availability may thereafter exceed $20,000,000 prior to December 29, 2002 and $30,000,000 thereafter, unless and until Excess Availability exceeds $40,000,000 for 90 consecutive days, in which case a Cash Control Event shall no longer be deemed to be continuing for purposes of Section 5.1(h) of the Security Agreements; provided that a Cash Control Event shall be deemed continuing (even if Excess Availability exceeds $40,000,000 for 90 consecutive days) if a Cash Control Event has occurred and been discontinued once.

        “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

        “Change in Control” shall be deemed to have occurred if after the Closing Date (i) any person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall become the beneficial owner (within the meaning of Rule 13d-3 of such Commission as in effect on the date hereof) of voting securities (including any options, rights or warrants to purchase, and any securities convertible into or exchangeable for, voting securities) of the Lead Borrower representing 35% or more of the voting power represented by all outstanding securities of the Lead Borrower; (ii) a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower shall at any time be occupied by persons who were neither (a) nominated by the management of the Lead Borrower, nor (b) appointed by directors so nominated; or (iii) unless the disposition thereof is permitted by Section 7.5 hereof, the Lead Borrower fails to legally or beneficially own, directly or indirectly, 600 on a fully-diluted basis of the capital stock and other equity interests in each of the Loan Parties which it wholly owns on the date hereof or any Subsidiary it hereafter forms or acquires or less than 51% on a fully-diluted basis of the capital stock and other equity interests of each of the Meldisco/Kmart Loan Parties which it owns on the date hereof or hereafter forms or acquires pursuant to the Kmart Agreement.

        “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.23(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        “Charges” has the meaning provided therefor in Section 10.13.

        “Closing Date” means the date on which the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 10.2).

        “Code” means the Internal Revenue Code of 1986, as amended from time to time.

        “Collateral” means any and all “Collateral” as defined in any applicable Security Document.

        “Collateral Agent” means FRF, in its capacity as collateral agent under the Security Documents.

        “Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrowers in the ordinary course of business of the Borrowers.

        “Commitment” shall mean, with respect to each Revolving Lender and each Term Lender, the aggregate commitment of such Lender hereunder in the amount set forth opposite its name on Schedule 1.1(c) hereto (being the aggregate of the Revolving Commitments and Term Loan Commitments of such Lender) or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15 or Section 3.3(a).

        “Commitment Percentage” shall mean, with respect to each Revolving Lender and each Term Lender, that percentage of the Commitments of all Lenders hereunder in the amount set forth opposite its name on Schedule 1.1(c) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15 or Section 3.3(a).

        “Compliance Certificate” has the meaning set forth in Section 6.1(c).

        “Consolidated Adjusted Income” means, for any Calculation Period, the Consolidated Net Income (or loss) from operations of the Lead Borrower and its Subsidiaries, increased for the non-cash portion of any extraordinary losses or restructuring charges or reduced for extraordinary gains or reversals of restructuring charges taken, in each case to the extent expensed or included in determining such Consolidated Net Income for such Calculation Period, determined in each case on a consolidated basis in accordance with GAAP, provided that the cash effect from such non-cash adjustments from prior periods shall be recognized and deducted from Consolidated Net income in future fiscal periods to the extent paid or received in such future fiscal periods.

        “Consolidated EBITDA” means, with respect to the Lead Borrower and its consolidated Subsidiaries for any Calculation Period, the sum (without duplication) of (a) Consolidated Adjusted Income for such period, (b) Consolidated Net Interest Expense (whether a positive or negative number) for such period deducted in determining Consolidated Adjusted Income, (c) Federal, state and local income taxes (or other taxes in the nature of income taxes) deducted in determining Consolidated Adjusted Income for such period, and (d) depreciation and amortization deducted in determining Consolidated Adjusted Income for such period, in each case determined in accordance with GAAP; provided that, with respect to the fiscal quarters ending June 29, 2002 and September 28, 2002, Consolidated EBITDA shall be increased by $9,200,000. For the purpose of calculating Consolidated EBITDA for the Calculation Period most recently ended to determine the Leverage Ratio or the Interest Coverage Ratio for purposes of compliance with Section 7.11 (and not for pricing), (i) if at any time during such Calculation Period the Lead Borrower or any of its consolidated Subsidiaries shall have made any asset sale constituting a Prepayment Event, the Consolidated EBITDA for such Calculation Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such asset sale for such Calculation Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Calculation Period, and (ii) if at any time during such Calculation Period the Lead Borrower or any of its consolidated Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Calculation Period shall be calculated after giving pro forma effect to Target EBITDA as if such Permitted Acquisition occurred on the first day of such Calculation Period based upon the audited or reviewed financial statements for such Calculation Period of the Target of such Permitted Acquisition, or if no such audited or reviewed financial statements are available, to the extent consented to by the Administrative Agent in its reasonable commercial judgment.

        “Consolidated EBITDAR” means, with respect to the Lead Borrower and its Subsidiaries for any Calculation Period, the sum (without duplication) of (a) Consolidated EBITDA for such period, and (b) Rental Expense for such period to the extent deducted in determining Consolidated Adjusted Income for such period, in each case determined in accordance with GAAP.

        “Consolidated Intangible Assets” means, at any date, the amount (to the extent reflected in determining Consolidated Total Assets) of (i) all write-ups (other than write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by the Lead Borrower or any Subsidiary, (ii) all Investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries, and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, purchase price premium, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible assets.

        “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Lead Borrower and its Subsidiaries for such period after minority interests, determined in accordance with GAAP.

        “Consolidated Net Interest Expense” means with respect to the Lead Borrower and the its Subsidiaries, for any period, (a) interest expense, both expensed and capitalized, of the Lead Borrower and its Subsidiaries for such period (excluding any portion of interest expense representing amortization of financing costs paid in a previous period), minus (b) interest income of the Lead Borrower and its Subsidiaries for such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case determined on a consolidated basis in accordance with GAAP.

        “Consolidated Tangible Net Assets” means, at any date, Consolidated Total Assets, minus Consolidated Intangible Assets.

        “Consolidated Tangible Net Worth” means, at any date, the stockholders’ equity of the Lead Borrower, less its detailed Consolidated Intangible Assets, all determined on a consolidated basis in accordance with GAAP.

        “Consolidated Total Assets” means, at any date, the total assets of the Lead Borrower determined on a consolidated basis in accordance with GAAP.

        “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

        “Cost” means the average cost of purchases, as reported on the Borrowers’ stock ledger, based upon the Borrowers’ accounting practices which are in effect on the date of this Agreement. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as freight) used in the Lead Borrower’s calculation of cost of goods sold.

        “Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Loans then outstanding, and (b) the then amount of the Letter of Credit Outstandings.

        “Deed of Trust” means the Deed of Trust between Footstar Corporation and the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders with respect to the Real Estate located in Mira Loma, California, in form and substance reasonably satisfactory to the Agents.

        “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        “Dollars” or “$” refers to lawful money of the United States of America.

        “Eligible Credit Card Receivables” means, as of the date of determination thereof, Accounts due to a Loan Party on a non-recourse basis (other than standard chargebacks and standard fees due to the credit card issuer or processor) from (i) Visa, MasterCard, American Express Co., Discover or JCB, and (ii) other credit card issuers and/or processors reasonably acceptable to the Agents as arise in the ordinary course of business for the purchase of merchandise or services which have been earned by performance; provided that, none of the following shall be deemed to be Eligible Credit Card Receivables:

(a) Accounts that are past due or Accounts that have been outstanding for more than 30 days from the date of sale;

    (b)        Accounts with respect to which a Loan Party does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Collateral Agent, for its benefit and the ratable benefit of the Secured Parties, pursuant to the Security Documents);

    (c)        Accounts that are not subject to a first priority security interest in favor of the Collateral Agent, for the benefit of itself and the Secured Parties (it being the intent that standard fees due by the Loan Parties and standard chargebacks in the ordinary course by such credit card issuers and/or processors shall not be deemed violative of this clause);

    (d)        Accounts which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback); and

(e) Accounts which the Agents determine in their reasonable commercial judgment to be unlikely to be collected.

        “Eligible GOB Inventory Amount” means as of any GOB Calculation Date, an amount equal to the GOB Inventory Amount, minus the GOB Discount Amount for the period reported at such GOB Calculation Date.

        “Eligible Host Store Receivables” means, as of the date of determination thereof, Accounts and payment intangibles owed to a Loan Party by a Host Store on account of the retail sale of Inventory by a Loan Party at the subject Host Store (net of rent, fees, and other amounts due and payable to the subject account debtor under the subject lease, license, or other agreement between such Loan Party and the subject Host Store) in which account receivable the Collateral Agent has a first and only valid and perfected priority security interest; provided that, none of the following shall be deemed to be Eligible Host Store Receivables:

    (a)        All Accounts of any Host Store other than Kmart Corporation or its Affiliates, any part of whose Accounts (other than any Pre-Petition Accounts Receivable) due to any Loan Party is more than seven days past due in accordance with the payment terms of the lease, license, or other agreement between such Loan Party and the subject Host Store;

    (b)        All Accounts of Kmart Corporation or its Affiliates, any part of whose Accounts (other than any Pre-Petition Accounts Receivable) due to any Loan Party is more than three Business Days past due in accordance with the payment terms of the Kmart Agreement;

(c) All Pre-Petition Accounts Receivable;

(d) Any Account, to the extent of any disputed amount or amount claimed by the subject account debtor as being subject to any chargeback, offset, or contra or is otherwise disputed;

    (e)        Any Account owed by any account debtor located in Indiana, Minnesota, or Vermont (or any other state having requirements similar to those set forth below) unless the relevant Loan Party (i) has received a certificate of authority to do business, if applicable, and is in good standing in such jurisdiction and (ii), if applicable, has filed a Notice of Business Activities Report with the appropriate state offices for the then current year; and

(f) Accounts which the Agents determine in their reasonable commercial judgment to be unlikely to be collected.

        “Eligible In-Transit Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory or any Eligible L/C Inventory, Inventory being delivered from outside the United States, Canada or Puerto Rico (a) not yet received at the Borrowers’ distribution centers, (b) which has been consigned to a Loan Party (along with delivery to a Loan Party or its representative of the documents of title with respect thereto), (c) as to which a customs broker agency agreement, reasonably satisfactory to the Agents, is in effect, and (d) which otherwise would constitute Eligible Inventory within the definition thereof.

        “Eligible Inventory” shall mean, as of the date of determination thereof, without duplication as to Eligible In-Transit Inventory or GOB Inventory, items of Inventory of the Loan Parties that are finished goods, merchantable and readily saleable to the public in the ordinary course; provided that, none of the following shall be Eligible Inventory:

    (a)        Inventory that is not owned solely by a Loan Party or the Loan Parties do not have good and valid title thereto; Inventory that is leased or on consignment but not owned by a Loan Party; or, unless otherwise agreed to by the Agents in their discretion on terms acceptable to the Agents, Inventory that is owned by the Loan Parties but that is leased or on consignment;

    (b)        Inventory (including any portion thereof in transit from vendors) that is not located at a warehouse facility used by a Loan Party in the ordinary course or at a property that is owned or leased by a Loan Party;

    (c)        Inventory that represents (A) goods damaged, defective or otherwise unmerchantable, (B) goods that do not conform in all material respects to the representations and warranties contained in this Agreement or any of the Security Documents, or (C) goods to be returned to the vendor;

(d) Inventory that is not located in the United States of America (excluding territories and possessions thereof other than Puerto Rico) or Canada;

    (e)        Inventory (including without limitation the Inventory of the Rite Aid East Coast Subsidiaries unless the Collateral Agent is perfected by filing UCC financing statements with respect thereto) that is not subject to a perfected first-priority security interest in favor of the Collateral Agent for the benefit of the Secured Parties;

(f) Inventory which consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(g) Inventory as to which insurance in compliance with the provisions of Section 6.7 hereof is not in effect; and

(h) Inventory which has been sold but not yet delivered.

        “Eligible L/C Inventory” shall mean, as of the date of determination thereof, without duplication of any Eligible Inventory or Eligible In-Transit Inventory, Inventory (a) not yet received at the Borrowers’ distribution centers, (b) the purchase of which is supported by a Commercial Letter of Credit having an expiry within 60 days of such date of determination, (c) as to which a customs broker agency agreement, reasonably satisfactory to the Agents, is in effect, and (d) which upon receipt by the applicable Loan Party would otherwise constitute Eligible Inventory.

        “Eligible Receivables” means, as of the date of determination, (a) Eligible Credit Card Receivables, (b) Eligible Host Store Receivables, and (c) Eligible Wholesale Receivables.

        “Eligible Wholesale Receivables” means as of the date of determination, without duplication as to Eligible Host Store Receivables or Eligible Credit Card Receivables, the Accounts of any Loan Party at such date, created in the ordinary course of business from sales of Inventory on account; provided that, none of the following shall be deemed to be Eligible Wholesale Receivables:

(a) any Account not payable in Dollars;

    (b)        any Account which, at the date of issuance of the invoice therefor, was by its terms payable more than 60 days after shipment of the related Inventory or otherwise reasonably acceptable in writing to the Agents;

(c) any Account which remains unpaid for more than 90 days past the original contractual invoice date of such Account;

(d) any Account due from any Loan Party or Affiliate of any Loan Party;

    (e)        any Account with respect to all or part of which a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been presented for payment and returned uncollected for any reason;

    (f)        any Account as to which any one or more of the following events has occurred with respect to the account debtor: death or judicial declaration of incompetency; the filing by or against such Person of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Person for the benefit of creditors; the appointment of a receiver or trustee for such Person or for any of the assets of such Person, including, without limitation, the appointment of or taking possession by a “custodian”, as defined in the Bankruptcy Code; the institution by or against such Person of any other type of insolvency proceeding (under the bankruptcy laws of the United States or elsewhere) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Person; the sale, assignment, or transfer of all or substantially all of the assets of such Person; the inability to pay or the nonpayment by such Person of its debts generally as they become due; the cessation of the business of such Person as a going concern; or, in the Agents’ commercial judgment, unsatisfactory general financial performance or credit standing or likelihood of unsatisfactory general financial performance or credit standing in the near future;

    (g)        any Account due from an account debtor incorporated under the laws of any jurisdiction other than the United States of America, Canada or Puerto Rico or any political subdivision of any of the foregoing or whose principal place of business, residence or domicile or substantially all of whose assets is located outside of the United States of America, Canada or Puerto Rico, unless such Account is backed by U.S. Government insurance or a letter of credit issued or confirmed by a bank organized under the laws of the United States of America or a State thereof and having capital, surplus, and undivided profits in excess of $500,000,000 (so long as such letter of credit has been delivered to the Collateral Agent as additional Collateral under the Security Documents);

(h) all Accounts of any account debtor if more than 25% of the aggregate amount of Accounts of such account debtor are ineligible pursuant to clause (c) above;

    (i)        the disputed portion of any Account as to which there is any unresolved dispute, defense, offset, counterclaim or other deduction with or by the respective account debtor (or the full portion of such Account if the account debtor is representing that it will not pay any portion of the undisputed amount of such Account due to such disputed portion);

    (j)        any Account as to which either (i) the perfection, enforceability or validity of the Collateral Agent’s security interest in such Receivable, or (ii) the Collateral Agent’s right or ability to obtain direct payment to the Collateral Agent, for the benefit of the Lenders, of the proceeds of such Receivables, is governed by any federal or state statutory requirements other than those of the UCC;

(k) any Account as to which the Collateral Agent, for the benefit of the Lenders, does not have a valid and enforceable first priority security interest, subject to no other Liens;

(l) any Account representing an obligation for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement;

    (m)        any Account for which the Loan Parties do not have in place a wholesale accounts receivable accounting system, including without limitation agings reporting, reasonably acceptable to the Collateral Agent; and

(n) any Account which the Agents determine in their reasonable commercial judgment to be unlikely to be collected.

“Environmental Indemnity” means the Environmental Compliance and Indemnity Agreement among the Borrowers and the Agents, in form and substance satisfactory to the Agents. -13-

        “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material or to health and safety matters.

        “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Lead Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Lead Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Lead Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Lead Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Lead Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

        “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

        “Event of Default” has the meaning assigned to such term in Section 8.1.

        “Excess Availability” means, as of any date of determination, the excess, if any, of (a) the lesser of the Borrowing Base or the aggregate Commitments, over (b) the sum of (i) the outstanding Credit Extensions, and (ii) all then held checks, accounts payable which are beyond payment practices followed by the Loan Parties as of the Closing Date and consistent with past practices, and overdrafts.

        “Excluded Taxes” means, with respect to the Agents, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.28(b), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.26(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.26(a).

        “Existing Letter of Credit” means that certain outstanding standby letter of credit no. STB1S1323372 issued by Fleet National Bank on April 9, 2002 for the benefit of Liberty Mutual Insurance Company in the face amount of $6,111,000 with an expiration date of April 9, 2003 for the account of the Borrowers pursuant to that certain Credit Agreement dated as of May 25, 2000 among Fleet National Bank, as administrative agent, the Borrowers and the lenders party thereto, which Credit Agreement is being terminated as of the date hereof.

        “FRF” means Fleet Retail Finance Inc., a Delaware corporation.

        “FSI” means Fleet Securities, Inc., a Massachusetts corporation.

        “Facility Fee” has the meaning set forth in Section 2.12.

        “Facility Guarantee” means the Guaranty executed by the Facility Guarantors in favor of the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

        “Facility Guarantors” means all Subsidiaries of each Borrower now existing or hereafter created other than Foreign Subsidiaries and Unrestricted Subsidiaries.

        “Facility Guarantors Collateral Documents” means the Facility Guarantee, the Guarantor Security Agreement and all other security agreements, mortgages, pledge agreements, deeds of trust, and other instruments, documents or agreements executed and delivered by any Facility Guarantor from time to time to secure the Facility Guarantee.

        “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on such Business Day by the Federal Reserve Bank of New York, or, if such day is not a Business Day, the next succeeding Business Day, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Fleet from three Federal funds brokers of recognized standing selected by it.

        “Fee Letter” means, with respect to the Agents and the Revolving Lenders, the letter entitled “Fee Letter” among the Borrowers, the Arranger and the Administrative Agent dated as of August 13, 2002 and the letter among the Borrowers, the Arranger and Fleet dated as of October 1, 2002, as such letters may from time to time be amended by the parties thereto. All references to “Lenders” in such letter dated as of August 13, 2002 are hereby deemed to refer to the “Revolving Lenders” only with respect to any fees due to Lenders thereunder.

        “Financial Officer” means the treasurer, the senior vice president of finance, the chief financial officer or the chief accounting officer of the Lead Borrower.

        “Fiscal Period” means the accounting periods of the Borrowers based upon the Borrowers’ accounting practices which are in effect on the date of this Agreement, such fiscal periods being reflected on Schedule 1.2 hereto.

        “Fleet” means Fleet National Bank, a national banking association.

        “Footaction Eligible Inventory” means Eligible Inventory held for sale in the ordinary course of business at retail in Footaction and Uprise stores or through related other selling channels of the Loan Parties.

        “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

        “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or Puerto Rico or the District of Columbia.

        “GAAP” means generally accepted accounting principles in the United States of America.

        “Gift Certificate and Merchandise Credit Liability” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Loan Parties entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Loan Parties.

-16

        “GOB” means Going-out-of-Business.

        “GOB Calculation Date” means the effective date of the most recent Borrowing Base Certificate.

        “GOB Discount Amount” means (i) with respect to GOB Inventory in Host Stores (A) -0- during the first four weeks of the applicable period of the GOB or similar sale, and (B) thereafter, 600 of the weighted average discount as of the GOB Calculation Date offered at retail to customers, expressed as a percentage, multiplied times the GOB Inventory Amount, and (ii) with respect to other GOB Inventory, an amount equal to (A)(1) 50% of the weighted average discount as of the GOB Calculation Date offered at retail to customers during the first four weeks of the applicable period of the GOB or similar sale, expressed as a percentage, and (2) thereafter, 600 of the weighted average discount as of the GOB Calculation Date offered at retail to customers, expressed as a percentage, multiplied in each case of (1) or (2) by (B) the GOB Inventory Amount.

        “GOB Inventory” means Eligible Inventory located at GOB Stores as of the GOB Calculation Date; provided no Inventory shall be included in the calculation of GOB Inventory or Eligible Inventory if such Inventory is located at a GOB Store where more than 10 weeks have elapsed since the commencement of the applicable GOB sale at such GOB Store.

        “GOB Inventory Amount” means with respect to GOB Inventory as of any GOB Calculation Date, the Cost of such GOB Inventory as of such GOB Calculation Date.

        “GOB Stores” means retail stores of the Loan Parties or retail footwear departments of the Loan Parties in Host Stores, in each case which are in the process of being liquidated and closed and which, in the case of Meldisco or Footaction stores, number 50 or more at any one time or which, in the case of Just for Feet stores, number 25 or more at any one time.

        “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

        “Guarantor Security Agreement” means the Security Agreement among the Facility Guarantors and the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

        “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

        “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement.

        “Host Store” means any Person which operates retail stores at which any Loan Party operates retail shoe departments as so-called “licensed departments”.

        “Host Store Acknowledgement” means any agreement substantially in the form of Exhibit J hereto and otherwise reasonably satisfactory to the Agents which is executed and delivered by a Host Store and includes reasonable safeguards and protections concerning the interests of the Agents and the Lenders in the assets and operations of the Loan Party operating in such Host Store, including without limitation(i) the requirement that payments made by such Host Store or its Affiliates to any Loan Party be made by ACH or wire transfer to a Blocked Account or by check to a lockbox and lockbox account covered by a Blocked Account Agreement, (ii) that the Loan Parties at all times hold all right, title and interest to Inventory, and (iii) that proceeds thereof be segregated and held in trust for the Loan Parties.

        “Host Store Eligible Inventory” means Eligible Inventory which is footwear held for sale in the ordinary course of business by the Loan Parties in Host Stores or through related other selling channels at retail.

        “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (including, without limitation, under any Synthetic Leases), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) the liquidation value of all preferred capital stock and other equity interests of such Person which are subject to mandatory sinking fund payments, mandatory redemption or other acceleration at any time from the date hereof to the date which is 90 days after the Termination Date, and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

        “Indemnified Taxes” means Taxes other than Excluded Taxes.

        “Indemnitee” has the meaning provided therefor in Section 10.3(b).

        “Interest Coverage Ratio” means, for any Calculation Period, the ratio of (i) Consolidated EBITDAR for such period to (ii) the sum without duplication of (A) Consolidated Net Interest Expense for such period, and (B) Rental Expense for such period; in the case of each of (A) and (B) to the extent deducted in determining Consolidated Adjusted Income for such period.

        “Interest Payment Date” means (a) with respect to any Base Rate Loan (including any Swingline Loan, if applicable) and with respect to the Term Loan, the last day of each calendar month, (b) with respect to any Eurodollar Loan (including any Swingline Loan, if applicable), the last day of each calendar quarter and the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and (c) the day each Loan is due (whether at maturity or by acceleration or otherwise).

        “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Lead Borrower may elect, or, with respect to any Swingline Loan, if applicable, the period commencing on the date of such Swingline Loan and ending on the day agreed to for the last day of such Interest Period between the Lead Borrower and the Swingline Lender, provided that, in each case (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (c) any Interest Period which would otherwise end after the Revolver Maturity Date shall end on the Revolver Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        “Inventory” has the meaning assigned to such term in the Security Agreements.

        “Inventory Advance Rate” means the following percentages for the periods indicated for the types of Inventory indicated:

      Meldisco Eligible Inventory:

                  ----------------------------------------- -------------------------------------
                                   Period                          Inventory Advance Rate
                  ----------------------------------------- -------------------------------------
                   January of each year                                      68%
                  ----------------------------------------- -------------------------------------
                   February through May of each year                         76%
                  ----------------------------------------- -------------------------------------
                   June through December of each year                        78%
                  ----------------------------------------- -------------------------------------

                  Just for Feet Eligible Inventory:

                  ----------------------------------------- -------------------------------------
                                   Period                          Inventory Advance Rate
                  ----------------------------------------- -------------------------------------
                  January of each year                                     57.5%
                  ----------------------------------------- -------------------------------------
                  February through December of each year                    60%
                  ----------------------------------------- -------------------------------------

                  Footaction Eligible Inventory:

                  ----------------------------------------- -------------------------------------
                                   Period                          Inventory Advance Rate
                  ----------------------------------------- -------------------------------------
                  January of each year                                      63%
                  ----------------------------------------- -------------------------------------
                  February through December of each year                    67%
                  ----------------------------------------- -------------------------------------

; provided that, (i) in the event the Loan Parties form or acquire a new concept having Eligible Inventory which does not fit within the classifications of Eligible Inventory set forth above and the Borrowers desire the same to be included in the Borrowing Base, the Agents may determine the Inventory Advance Rate therefor in their commercially reasonable discretion (which Inventory Advance Rate shall not in any event exceed 85% of the Appraised Value of such additional Eligible Inventory), and (ii) in the event the Loan Parties expand their business of selling Eligible Inventory on account at wholesale or expand their business of selling Eligible Inventory at retail at Shoe Zone stores, in each case in any material amount from the levels of such businesses on the Closing Date, the Agents may adjust the Inventory Advance Rate therefor in their commercially reasonable discretion (which Inventory Advance Rate shall not in any event exceed 85% of the Appraised Value of such Eligible Inventory).

        “Inventory Reserves” means such reserves as may be established from time to time by the Agents in the Agents’ commercially reasonable discretion with respect to the determination of the salability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory. Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) obsolescence; (ii) seasonality; (iii) Shrink; (iv) imbalance; (v) change in Inventory character; (vi) change in Inventory composition; (vii) change in Inventory mix; (viii) markdowns (both permanent and point of sale); and (ix) retail markons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.

        “Issuing Bank” means Fleet or any other Revolving Lender selected by the Lead Borrower and acceptable to the Administrative Agent in its reasonable discretion, in each case in its capacity as the issuer of Letters of Credit hereunder, and any successor to Fleet or such other Revolving Lender in such capacity (which may only be a Revolving Lender acceptable to the Administrative Agent in its reasonable discretion). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate, if acceptable to Lead Borrower.

        “Just for Feet Eligible Inventory” means Eligible Inventory held for sale in the ordinary course of business at retail in Just for Feet stores or through related other selling channels of the Loan Parties.

        “Kmart Agreement” means the Master Agreement dated as of June 9, 1995 between Kmart Corporation and the Lead Borrower (as successor to Melville Corporation), as amended by the Agreement dated as of March 25, 1996, among Kmart Corporation, Melville Corporation, Kmart Properties, Inc. and Footwear Group, Inc., predecessor in interest to the Lead Borrower, and the Meldisco License Agreements referenced in the Master Agreement.

        “Kmart Dividend” means the aggregate amount of dividends and “Excess Fees” (as defined in the Kmart Agreement) which the Loan Parties are required to pay to Kmart Corporation (whether pursuant to Article 6.1(b)(ii) and 6.1(b)(v) of the Kmart Agreement or otherwise).

        “Kmart-Related Default” means the occurrence of any of the following: (a) the failure of Kmart Corporation to make any payment in full required to be made to any Loan Party within three Business Days after the same are due under the Kmart Agreement, (b) any other breach by Kmart Corporation or any of its Affiliates under the Kmart Agreement, where such breach would reasonably be likely to result in a Material Adverse Effect, (c) conversion of the Chapter 11 proceeding of Kmart Corporation to a Chapter 7 proceeding, (d) the filing by Kmart Corporation, or confirmation of, a reorganization plan contemplating the liquidation of Kmart Corporation, (e) the liquidation of Kmart Corporation, (f) the filing of a motion or the taking of any other action (i) to terminate or reject the Kmart Agreement, or (ii) to modify the Kmart Agreement in a manner materially adverse to the Loan Parties or the Lenders or to delay or decrease payments to the Loan Parties thereunder in a manner materially adverse to the Loan Parties or the Lenders, or (g) the closing in any transaction of more than the greater of (i) 500 stores or (ii) 50% in number of stores at any time of Kmart Corporation and its Affiliates.

        “Kmart Reserve” means (a) from February 1 through the end of February in each fiscal year, an amount equal to 60% of the projected Kmart Dividend payable in such fiscal year, and (b) from March 1 until the actual payment of such Kmart Dividend to Kmart Corporation, 600 of the projected Kmart Dividend. Such projected Kmart Dividend shall be reasonably projected by the Lead Borrower in good faith based upon the applicable financials of the Meldisco/Kmart Loan Parties.

        “Kmart Reserve Period” means from February 1 in each fiscal year through the date of payment of the Kmart Dividend in such fiscal year.

        “L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

        “L/C Inventory Advance Rate” means 50%.

        “Lead Borrower” means Footstar, Inc., a Delaware corporation.

        “Lenders” shall mean the Persons identified on Schedule 1.1(c) hereto and each assignee that becomes a party to this Agreement as set forth in Section 10.5. Without limiting the foregoing, the term “Lenders” includes each Revolving Lender and the Term Lender.

        “Letter of Credit” shall mean (a) a letter of credit that is (i) issued pursuant to this Agreement for the account of any Borrower, (ii) a Standby Letter of Credit or Commercial Letter of Credit, (iii) issued in connection with the purchase of Inventory by any Borrower and for other purposes for which a Borrower has historically obtained letters of credit, or for any other purpose that is reasonably acceptable to the Administrative Agent, and (iv) in form and substance reasonably satisfactory to the Issuing Bank, and (b) the Existing Letter of Credit.

        “Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.

        “Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Letters of Credit outstanding at such time, the aggregate maximum undrawn amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Letters of Credit for which the Issuing Bank has not then been reimbursed.

        “Leverage Ratio” means, for any Calculation Period, the ratio of Indebtedness of the Lead Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the last day of such period to Consolidated EBITDA for such period.

        “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest (rounded upwards, if necessary to the next 1/16 of 1%) which represents the offered rate for deposits in U.S. Dollars, for a period of time comparable to such Interest Period, which appears on the Telerate page 3750 (or the successor or replacement thereof) as of 11:00 a.m. (London time) on that day that is two Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBO Rate for such Interest Period shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to such Interest Period shown on the Reuters Page “LIBO” (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on that day that is two Business Days prior to the beginning of such Interest Period. If both the Telerate and Reuters systems are unavailable, then the LIBO Rate for any Interest Period will be determined on the basis of the offered rates for deposits in U.S. Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time) on that day that is two Business Days preceding the first day of such Interest Period, as selected by the Agent. The principal London office of each of four major London banks will be requested to provide a quotation of its Dollar deposit offered rate. If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City) time on that day that is two Business Days preceding the first day of such Interest Period. In the event that the Administrative Agent is unable to obtain any such quotation as provided above, it will be deemed that the LIBO Rate for the proposed Interest Period cannot be determined and is therefore unavailable. The Administrative Agent shall give notice to the Lead Borrower of the LIBO Rate as determined for each Eurodollar Borrowing and such notice shall be conclusive and binding, absent manifest error.

        “LIBOR Reserve Requirements” means for any day as applied to a Eurodollar Borrowing, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

        “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        “Loan Account” has the meaning provided therefor in Section 2.20.

        “Loan Documents” means this Agreement, the Notes, the Deed of Trust, the Environmental Indemnity, the Letters of Credit, the Fee Letter, all Borrowing Base Certificates, the Borrower Security Agreement, the Facility Guarantee, the Guarantor Security Agreement, the Patent Security Agreement, the Trademark Security Agreement, the other Security Documents, any documents or agreements required by the Security Documents, and any other instrument or agreement executed and delivered in connection therewith.

        “Loan Party” or “Loan Parties” means the Borrowers and the Facility Guarantors.

        “Loans” shall mean all loans (including, without limitation, Revolving Loans, Swingline Loans and the Term Loan) at any time made to the Borrowers or for account of the Borrowers pursuant to this Agreement.

        “Margin Stock” has the meaning assigned to such term in Regulation U.

        “Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, or condition, financial or otherwise, of the Lead Borrower and its Subsidiaries considered as a whole, (b) the ability of the Lead Borrower or any Subsidiary to perform any of its obligations under any Loan Document to which it is or will be a party, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder.

        “Material Agreements” means (i) the Kmart Agreement; and (ii) any other agreement material to the business of the Loan Parties, the termination, rejection or loss of which would reasonably be expected to result in a Material Adverse Effect, including without limitation any material agreements with Host Stores.

        “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining the amount of Material Indebtedness at any time, the “principal amount” of the obligations in respect of any Hedging Agreement at such time shall be the maximum aggregate amount that a Loan Party would be required to pay if such Hedging Agreement were terminated at that time.

        “Maximum Rate” has the meaning provided therefor in Section 10.13.

        “Meldisco Eligible Inventory” means Eligible Inventory (a) which is Host Store Eligible Inventory, (b) held for sale on account in the ordinary course of business at wholesale by the Loan Parties, or (c) held for sale in the ordinary course of business at retail by the Loan Parties at Shoe Zone stores wholly owned by the Loan Parties.

        “Meldisco/Kmart Loan Parties” means the Loan Parties in which Kmart Corporation or any of its Affiliates owns a minority interest as identified as Meldisco/Kmart on Schedule 4.12.

        “Minority Lenders” has the meaning provided therefor in Section 10.2(c).

      “Moody’s” means Moody’s Investors Service, Inc.

        “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, in each case net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses (including, but not limited to, appraisals, and brokerage, legal, title and recording tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates) in connection with such event, and (ii) in the case of a sale or other disposition of an asset (including pursuant to a casualty or condemnation), the amount of all payments required to be made by any Loan Party as a result of such event to repay (or to establish an escrow for the repayment of) Indebtedness (other than Loans) which is secured by such asset and constitutes a Permitted Encumbrance that is senior to the Lien of the Collateral Agent.

        “New Lending Office” has the meaning set forth in Section 2.26(e).

        “Noncompliance Notice” has the meaning provided therefor in Section 2.5(b).

        “Notes” shall mean (i) the promissory notes of the Borrowers substantially in the form of Exhibit B-1, each payable to the order of a Revolving Lender, evidencing the Revolving Loans, and (ii) the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swingline Lender, evidencing the Swingline Loans, and (iii) the promissory note of the Borrowers substantially in the form of Exhibit B-3, payable to the Term Lender, evidencing the Term Loan.

        “Obligations” means (a) the due and punctual payment by the Loan Parties of the following, whether now existing or hereafter arising: (i) the principal of, and interest on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Loan Parties under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Loan Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities, whether now existing or hereafter arising, of each Loan Party under or pursuant to this Agreement, and the other Loan Documents, (c) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities, whether now existing or hereafter arising, relating to any Hedging Agreements with any Lender or Affiliate thereof, whether now existing or hereafter arising, which are permitted pursuant to Section 7.1(a)(vi)(A) or (B) hereof, and (d) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities, whether now existing or hereafter arising, relating to any transaction with either Agent, or any of their respective Affiliates, which arises out of any cash management, depository, investment, letter of credit, interest rate protection or other Hedging Agreement, equipment leasing or other banking or financial services provided by any such Person, as each may be amended from time to time.

        “Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

        “Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions exceed the lesser of (a) the Total Commitments or (b) the Borrowing Base.

        “Patent Security Agreement” means the Patent Security Agreement among certain Loan Parties and the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

        “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        “Perfection Certificate” means a certificate in the form of Annex 1 to the Security Agreements or any other form approved by the Collateral Agent.

        “Permitted Acquisitions”: an Acquisition by a Borrower or a Facility Guarantor, subject to the fulfillment of the following conditions:

    (a)        If the portion (whether immediate or deferred) of the Total Purchase Price (payable other than in public common stock of the Lead Borrower) for such proposed Acquisition and all Acquisitions consummated by the Borrowers and the Facility Guarantors since the Closing Date is equal to or more than $100,000,000 in the aggregate, the Lead Borrower shall have obtained the prior written approval of the Required Lenders;

    (b)        No later than the earlier of (i) 5 Business Days prior to the consummation of any such Acquisition if the Borrowers do not desire that the Inventory and Accounts of the Target be included in the Borrowing Base within 30 days after the date of such Acquisition, or (ii) 30 days prior to the consummation of such Acquisition if the Borrowers desire the Inventory and Accounts of the Target to be included in the Borrowing Base as of the date of such Acquisition: Lead Borrower shall have delivered to the Agents, a Permitted Acquisition Certificate (the “Permitted Acquisition Certificate”) in the form of Exhibit C annexed hereto, accompanied by copies of the Target’s financial statements supplied to any Loan Party, updated projections and business plan (after giving effect to such Acquisition), and a pro forma Compliance Certificate, showing that (x) after giving effect to such proposed Acquisition, Borrower shall be in compliance with the provisions of Section 7.11, calculated on a pro forma basis (including without limitation giving effect to the Target EBITDA) as of the end of and for the Calculation Period most recently ended prior to the date of such Acquisition and (y) both before and after giving effect to such proposed Acquisition, Excess Availability shall be equal to or greater than $40,000,000 on a pro forma basis for the twelve-month period immediately succeeding the consummation of such proposed Acquisition;

    (c)        (i) No later than the required delivery of the Permitted Acquisition Certificate or the execution and delivery to a Loan Party by the seller of the Target, a copy of the executed Purchase Agreement relating to such Acquisition, together with all schedules thereto; (ii) promptly following a request therefor, copies of such other information or documents and agreements relating to such Acquisition as the Administrative Agent shall have reasonably requested; and (iii) if requested by the Administrative Agent, promptly following the consummation of such Acquisition, certified copies of the agreements, instruments and documents referred to above to the extent the same have been executed and delivered at the closing under such Purchase Agreement;

    (d)        No Loan Party shall, in connection with any such Acquisition, assume or remain liable with respect to any Indebtedness of the related seller, except (i) to the extent permitted under Section 7.1 and (ii) obligations of such seller incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties; and any other such liabilities or obligations not permitted to be assumed or otherwise supported hereunder shall be paid in full or released as to the assets being so acquired on or before the consummation of such Acquisition;

    (e)        All assets and properties acquired in connection with any such Acquisition shall be free and clear of any Liens other than as permitted under Section 7.2 and the Collateral Agent shall have a perfected first priority security interest therein;

    (f)        The Loan Parties shall have complied as applicable with all of the provisions in Sections 6.12 and 6.13, including the execution and delivery of such additional agreements, instruments, certificates, opinions and other papers as the Administrative Agent may reasonably require;

    (g)        Such Acquisition shall not be a hostile Acquisition, and the Target must be engaged in the same or similar line of business as the Lead Borrower and its Subsidiaries existing on the date hereof; and

    (h)        Each Loan Party will be Solvent both before and after giving effect to the Acquisition and no Default or Event of Default shall have occurred and be continuing or would reasonably be expected to result from such Acquisition.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.5;

    (b)        carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 6.5;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

    (d)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VIII; and

    (f)        easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrowers or any Subsidiary.

provided that, except as provided in any one or more of clauses (a) through (f) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

        “Permitted Overadvance” means an Overadvance determined by the Administrative Agent, in its reasonable discretion, which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents; provided that Permitted Overadvances shall not (i) exceed the lesser of (A) five percent of the then Borrowing Base, or (B) Ten Million Dollars ($10,000,000), in the aggregate outstanding at any time or (ii) remain outstanding for more than 30 consecutive Business Days (with no less than five Business Days between each such 30-day period), unless in case of clause (ii), the Required Supermajority Lenders (including the Term Lender while Obligations to the Term Lender are outstanding) otherwise agree, or (iii) be permitted to occur more than three times in any twelve month period; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.6(f) hereof regarding the Revolving Lender’s obligations with respect to L/C Disbursements, or (2) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for “inadvertent Overadvances” (i.e. where an Overadvance results from changed circumstances beyond the control of the Administrative Agent (such as a reduction in the collateral value)), and further provided that in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Total Commitments.

        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Lead Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

        “Post-Petition Accounts Receivable” means any Account due from any Host Store or other account debtor and incurred subsequent to the date on which any order for relief, under the Bankruptcy Code, was entered with respect to such Host Store or other account debtor.

        “Pre-Petition Accounts Receivable” means any Account due from any Host Store or other account debtor and incurred prior to the date on which any order for relief, under the Bankruptcy Code, was entered with respect to such Host Store or other account debtor.

        “Prepayment Event” means any of the following events:

    (a)        any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Borrower, other than any sale, transfer or other disposition permitted by Sections 7.5(a)(i) or (b);

    (b)        any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of a Borrower, unless (i) the proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Collateral Agent, (ii) provided no Event of Default then exists or would reasonably be expected to result from such casualty or damage, the proceeds therefrom are utilized for purposes of replacing or repairing the assets in respect of which such proceeds, awards or payments were received, or (iii) provided no Default or Event of Default then exists or would reasonably be expected to result from such casualty or damage, the proceeds with respect to such casualty or insured damage are less than $5,000,000;

    (c)        the incurrence by a Borrower of any Indebtedness of the type described in clause (a), (b), (c) or (k) of the definition of the term “Indebtedness”, other than Indebtedness not related to financing or refinancing Real Estate which is otherwise permitted by Section 7.1(a)(i) through (v).

        “Projections” has the meaning set forth in Section 4.4(b).

        “Purchase Agreement” shall mean any of the asset and/or equity purchase agreements relating to a Permitted Acquisition between any Loan Party and the seller of such assets and/or equity.

        “Purchasing Agency Agreements” shall mean the existing purchasing agency agreements referenced in Schedule 4.5(d) and purchasing agency agreements hereafter entered into by Loan Parties pursuant to Section 4.5.

        “Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, and fixtures relating thereto, now or hereafter owned by any Loan Party (including, but not limited to, acquired and/or utilized pursuant to an industrial revenue or development bond structure), including all easements, rights-of-way, and similar rights relating thereto, and all leases, tenancies, and occupancies thereof.

      “Receivables Advance Rate” means 85%.

        “Register” has the meaning set forth in Section 10.5(c).

        “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

        “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

        “Release” has the meaning set forth in Section 101(22) of CERCLA.

        “Rental Expense” means for any period, all obligations in respect of fixed, base and contingent rent paid or due by the Lead Borrower or any of its Subsidiaries, on a consolidated basis, during such period under any rental agreements or leases of real or personal property (other than Capital Lease Obligations), excluding (a) “License Fees,” “Excess Fees” and “Miscellaneous Expense Fees” as defined under the Kmart Agreement, and (b) other variable (not fixed) fees which are similar to those referenced under clause (a) above, provided the same would normally be characterized as royalties, license fees, excess fees, advertising fees, or miscellaneous expense fees and not rent and which arise under any agreement between the Lead Borrower or any of its consolidated Subsidiaries and any Host Store. For the purpose of calculating Rental Expense for any Calculation Period to determine the Interest Coverage Ratio for purposes of compliance with Section 7.11 (and not for pricing), if at any time during such Calculation Period the Lead Borrower or any of its consolidated Subsidiaries shall have made a Permitted Acquisition, Rental Expense for such Calculation Period shall be calculated after giving pro forma effect to rental expense of the Target as if such Permitted Acquisition occurred on the first day of such Calculation Period based upon the financial statements for such Calculation Period of the Target of such Permitted Acquisition.

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        “Required Lenders” shall mean, at any time, Lenders having Commitments in excess of 50% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Credit Extensions (after settlement and repayment of all Swingline Loans by the Revolving Lenders and after taking into account each Revolving Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings) aggregate in excess of 51% of all such Credit Extensions.

        “Required Supermajority Lenders” shall mean, at any time, Lenders having Commitments outstanding representing at least 66 and 2/3% of the Total Commitments outstanding or if the Commitments have been terminated, Lenders whose percentage of the outstanding Credit Extensions aggregate (after settlement and repayment of all Swingline Loans by the Revolving Lenders and after taking into account each Revolving Lender’s Revolving Commitment Percentage of the Letter of Credit Outstandings) not less than 66 and 2/3% of all such Credit Extensions.

        “Required Term Lenders” shall mean, at any time, Term Lenders whose Term Commitment Percentages aggregate in excess of 50% of the outstanding principal balance of the Term Loan.

        “Reserves” means all (if any) Inventory Reserves and Availability Reserves.

        “Restricted Payment” means the Kmart Dividend and any other dividend or other distribution (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of any Loan Party or any Subsidiary or any option, warrant or other right to acquire any such shares of capital stock of any Loan Party or any Subsidiary.

      “Revolver Maturity Date” means October 17, 2005.

        “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender set forth as its Revolving Commitment opposite its name on Schedule 1.1(c) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15.

        “Revolving Commitment Percentage” means with respect to each Revolving Lender, that percentage of the Revolving Commitments of all Revolving Lenders hereunder in the amount set forth opposite its name on Schedule 1.1(c) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 2.15.

        “Revolving Lender” means each Lender having a Revolving Commitment as set forth on Schedule 1.1(c) hereto or in the Assignment and Acceptance by which it becomes a Lender.

        “Revolving Loans” means all Loans at any time made by a Revolving Lender pursuant to Section 2.1.

        “Rite Aid East Coast Subsidiaries” means the Subsidiaries identified as “Rite Aid East Coast” on Schedule 4.12.

      “S&P” means Standard & Poor’s.

        “Secured Parties” has the meaning assigned to such term in the Security Agreements.

        “Security Agreements” means the Borrower Security Agreement and the Guarantor Security Agreement.

        “Security Documents” means the Facility Guarantee, the Borrower Security Agreement, the Guarantor Security Agreement, the Trademark Security Agreement, the Patent Security Agreement, the Mortgage, the other Facility Guarantors Collateral Documents, and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.12 or pursuant to any of the other Loan Documents to secure any of the Obligations.

        “Settlement Date” has the meaning provided in Section 2.7(b) hereof.

        “Shareholder Rights Plan” shall the meaning assigned to in Section 7.1(b).

        “Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

        “Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.

        “Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit.

        “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

        “Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, may be characterized as Indebtedness of such lessee without regard to the accounting treatment.

        “Swingline Lender” means Fleet, in its capacity as lender of Swingline Loans hereunder.

        “Swingline Loan” shall mean a Loan made by the Swingline Lender to the Borrowers pursuant to Section 2.5 hereof.

        “Target” shall mean any Person or any division of a Person, all or substantially all of the outstanding capital stock or other equity interests or all or substantially all of the assets of which, are proposed to be acquired by any Loan Party in connection with a Permitted Acquisition.

        “Target EBITDA” shall mean, for any period, as to the Target, net income (or net loss) for such period plus, without duplication and to the extent reflected as a charge in the statement of such net income for such period, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all calculated in accordance with GAAP.

        “Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        “Temporary Cash Investments” means each of the following:

    (a)        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

    (b)        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

    (c)        investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; and

    (d)        fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer.

        “Term Commitment Percentage” means with respect to each Term Lender, that percentage of the Term Loan Commitments of all Term Lenders hereunder in the amount set forth opposite its name on Schedule 1.1(c) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 3.3.

        “Term Lender” shall mean each Lender having a Term Loan Commitment as set forth on Schedule 1.1(c) hereto or in the Assignment and Acceptance by which it becomes a Lender.

        “Term Loan” shall mean the Loan made by the Term Lender pursuant to Section 3.1.

        “Term Loan Action Event” means either (a) the occurrence and continuance of a Term Loan Availability Breach, or (b) the occurrence and continuance of a Term Loan Payment Breach.

        “Term Loan Availability Breach” means the existence of any Overadvance (whether or not a Permitted Overadvance).

        “Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender set forth as its Term Loan Commitment opposite its name on Schedule 1.1(c) hereto or as may subsequently be set forth in the Register from time to time, as the same may be reduced from time to time pursuant to Section 3.3.

        “Term Loan Commitment Fee and Additional Fees” means the Term Loan Commitment Fee and the Collateral Monitoring Fees, each as defined in the Term Loan Fee Letter.

        “Term Loan Current Pay Interest” has the meaning set forth in Schedule 1.1(b).

        “Term Loan Early Termination Fee” has the meaning set forth in Schedule 1.1(b).

        “Term Loan Fees” means the Term Loan Commitment Fee and Additional Fees, the Term Loan Early Termination Fee and all other fees (such as a fee on account of the execution of an amendment of any Loan Document) payable by the Borrowers in respect of the Term Loan.

        “Term Loan Fee Letter” means the letter entitled “Term Loan Fee Letter” among the Borrowers and the Term Lender dated as of the date of this Agreement, as such letter may from time to time be amended by the parties thereto.

        “Term Loan Interest Rate” has the meaning set forth in Schedule 1.1(b).

        “Term Loan Payment Breach” means the occurrence of any Event of Default with respect to the Term Loan only under Section 8.1(a) or 8.1(b) of this Agreement (excluding herefrom any such Event of Default which relates to all Loans and not solely the Term Loan).

        “Term Loan PIK Interest” has the meaning set forth in Schedule 1.1(b).

        “Term Loan Standstill Period” means a period of 30 consecutive days at any time after the occurrence and during the continuance of a Term Loan Action Event initiated by written notice from the Term Lender to the Agents pursuant to Section 8.2.

        “Term Loan Yield Revenue” means all amounts which are (or would be) payable on account of the Term Loan Interest Rate (as if all interest were paid in cash on the applicable Interest Payment Date) with respect to the Term Loan.

      “Term Maturity Date ” means October 17, 2005.

        “Term Note” has the meaning set forth in Section 3.2.

        “Termination Date” shall mean the earliest to occur of (i) the Revolver Maturity Date, or (ii) the date on which the maturity of the Loans is accelerated and the Commitments are terminated pursuant to Section 8.1 hereof, (iii) the date of the occurrence of any Event of Default pursuant to Section 8.1(h) or 8.1(i) hereof, or (iv) the date on which all Obligations are indefeasibly paid in full in cash in Dollars, no Letters of Credit remain outstanding and the Commitments have been terminated.

        “Total Commitments” shall mean, at any time, the sum of the Commitments at such time.

        “Total Purchase Price” shall mean the “purchase price” for any Acquisition including, without limitation, but without duplication, (a) all cash payable by any Loan Party to the seller or any Affiliate of the seller at the closing of the Acquisition; (b) all equity securities of any Loan Party (excluding the public common stock of the Lead Borrower), and warrants, options and other rights to acquire equity securities of any Loan Party (excluding the public common stock of the Lead Borrower), issued at the closing of the Acquisition valued in accordance with the fair market value of such securities; (c) all Indebtedness incurred by the Lead Borrower or any of its Subsidiaries in favor of any seller or any Affiliate of any seller; (d) all Indebtedness and other liabilities of or related to the Target that are assumed by any Loan Party, or subject to which the acquired assets are acquired, or (in the case of an equity security purchase or merger) that remain unpaid at the closing of the Acquisition; (e) amounts payable under noncompetition agreements; (f) the maximum amount of all compensation (other than base salary and customary bonuses) during the 12-month period following the closing of the acquisition under all employment agreements entered into in connection with the Acquisition; (g) amounts payable under consulting or other similar agreements entered into in connection with the Acquisition, the payment and amount of which are not conditioned on the performance of a specified amount of services or which are in excess of a reasonable amount for the specified services; (h) the maximum amount of all contingent future payments or other consideration (including any Equity Interests and warrants, options and other rights to acquire Equity Interests, valued in accordance with the fair market value of such securities but excluding employee benefit plans) not otherwise described in this definition, including without limitation “earn-out” payments and amounts payable upon disposition of the acquired business (unless the Required Lenders shall otherwise agree), and (i) all other payments and obligations which constitute in substance purchase price rather than payment for services. For purposes of clauses (f) and (h) of the preceding sentence, the maximum amount of any payment or other consideration specified therein shall be the maximum amount provided for in the relevant agreement, or, if no maximum amount is so provided, the amount reasonably estimated by the Lead Borrower on the basis of assumptions and calculations provided in writing to the Administrative Agent and approved by it. Such assumptions shall include reasonable projections of any measure of financial or other performance that enters into the calculation of the amount of any such payment or other consideration but shall not include any assumption that any other future event that is a condition to such payment or consideration (such as the later disposition of the acquired business or a public or private offering of securities) will not occur. Any amounts included in clauses (e), (g) or (h) payable after the 12-month period following the closing of the acquisition shall be calculated on a net present value basis discounted at the then current U.S. treasury rate with a maturity substantially the same as the final payment thereunder (or such other rate as is then acceptable to the Administrative Agent).

        “Trademark Security Agreement” means the Trademark Security Agreement among certain Loan Parties and the Collateral Agent for the benefit of the Agents, the Issuing Banks and the Lenders.

        “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

        “UCC” means the Uniform Commercial Code as presently in effect from time to time in any jurisdiction applicable to any Loan Party.

        “Unrestricted Subsidiary” means a Subsidiary of a Loan Party designated while no Default or Event of Default exists by the Lead Borrower’s board of directors as such, provided that no Subsidiary may be designated as an Unrestricted Subsidiary unless (a) it is a Foreign Subsidiary with none of its assets included in the calculation of Borrowing Base immediately prior to such Subsidiary’s being designated as an Unrestricted Subsidiary or (b) a closed single store Subsidiary which is dormant and not engaged in any business operations and have no assets.

        “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Closing Date.

ARTICLE II

Amount and Terms of Credit

SECTION 2.1 Commitments of the Revolving Lenders. (a) Each Revolving Lender severally and not jointly with any other Lender, agrees, upon the terms and subject to the conditions herein set forth in this Agreement, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans and Letters of Credit and in an amount not to exceed the lesser of (i) such Revolving Lender’s Revolving Commitment or (ii) such Revolving Lender’s Commitment Percentage of the Borrowing Base, subject to the following limitations:

    (A)        The aggregate outstanding amount of the Credit Extensions (other than the Term Loan) shall not at any time exceed the sum of the Revolving Commitments, or, in each case, any lesser amount to which the Revolving Commitments have then been reduced pursuant to Section 2.15.

    (B)        The aggregate outstanding amount of the Credit Extensions shall not at any time exceed the lower of (1) the sum of (a) the Revolving Commitments, or in each case, any lesser amount to which the Revolving Commitments have then been reduced by the Borrowers pursuant to Section 2.15, and (b) the then outstanding principal balance of the Term Loans, or (2) the sum of (a) the then amount of the Borrowing Base, plus (b) the outstanding amount of Permitted Overadvances, if any.

    (C)        No Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Revolving Lenders, as set forth in Section 2.6. The Borrowers will not at any time permit the aggregate Letter of Credit Outstandings to exceed $75,000,000.

    (D)        Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrowers after the Termination Date.

    (b)        Each Borrowing of Revolving Loans (other than Swingline Loans) shall be made by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan shall neither relieve any other Lender of its obligation to fund its Loan in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

SECTION 2.2 Not Used.

SECTION 2.3 Making of Revolving Loans. (a) Except as set forth in Sections 2.16 and 2.24, Revolving Loans (other than Swingline Loans) by the Revolving Lenders shall be either Base Rate Loans or Eurodollar Loans as the Lead Borrower on behalf of the Borrowers may request subject to and in accordance with this Section 2.3. All Revolving Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Revolving Loans of the same Type. Each Revolving Lender may fulfill its Commitment with respect to any Revolving Loan by causing any lending office of such Revolving Lender to make such Revolving Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of the applicable Note. Each Revolving Lender shall not, subject to its overall policy requirements and office availability, select a lending office which would result in the payment of increased costs by the Borrowers pursuant to Section 2.23 and will, if any said office was selected, use reasonable efforts to transfer the Revolving Loan to a different office to avoid such increased costs under Section 2.23. Subject to the other provisions of this Section 2.3 and the provisions of Section 2.24, Borrowings of Revolving Loans of more than one Type may be incurred at the same time, but no more than five (5) Borrowings of Eurodollar Loans may be outstanding at any time.

    (b)        The Lead Borrower shall give the Administrative Agent two Business Days’ prior telephonic notice (thereafter confirmed in writing in form attached as Schedule 2.3(b) hereto) of each Borrowing of Eurodollar Loans and same Business Day notice of each Borrowing of Base Rate Loans. Any such notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Boston time, on the second Business Day in the case of Eurodollar Loans prior to, and on the same Business Day in the case of Base Rate Loans as the date on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of $500,000, but not less than $500,000) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions. Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Base Rate Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such notice for a Borrowing of Eurodollar Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for Borrowing of Base Rate Loans. The Administrative Agent shall promptly notify each Revolving Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate. On the borrowing date specified in such notice, each Revolving Lender shall make its share of the Borrowing available at the office of the Administrative Agent at 100 Federal Street, Boston, Massachusetts 02110, no later than 2:00 p.m., Boston time, in immediately available funds and such Borrowing shall then be made available to the Borrowers by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Revolving Lender prior to the proposed date of any Borrowing that such Revolving Lender will not make available to the Administrative Agent such Revolving Lender’s share of such Borrowing, the Administrative Agent may assume that such Revolving Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Revolving Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Revolving Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Revolving Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Base Rate Loans. If such Revolving Lender pays such amount to the Administrative Agent, then such amount shall constitute such Revolving Lender’s Revolving Loan included in such Borrowing. Upon receipt of the funds made available by the Revolving Lenders to fund any Borrowing hereunder, the Administrative Agent shall disburse such funds in the manner specified in the notice of borrowing delivered by the Lead Borrower.

SECTION 2.4 Overadvances. The Agents and the Lenders have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Lenders and each Lender shall be bound thereby. Any Permitted Overadvances may constitute Swingline Loans. The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding.

SECTION 2.5 Swingline Loans. (a) The Swingline Lender is authorized by the Lenders to make Swingline Loans up to $50,000,000 plus the Permitted Overadvance in the aggregate outstanding at any time, upon a notice of Borrowing received by the Administrative Agent and the Swingline Lender (which notice shall be submitted by 1:00 p.m., Boston time, on the Business Day on which such Swingline Loan is requested) (or later, if the Swingline Lender agrees in its discretion). Swingline Loans shall be subject to periodic settlement with the Revolving Lenders under Section 2.7 below.

    (b)        Subject to Article V hereof, Swingline Loans will be made for administrative convenience upon the Lead Borrower’s request, the Swingline Lender shall make Swingline Loans in reliance upon the Borrowers’ actual or deemed representations under Section 5.2, that the applicable conditions for borrowing are satisfied. Swingline Loans may also be made in the following circumstances: (i) for Permitted Overadvances, or (ii) if the conditions for borrowing under Section 5.2 cannot be fulfilled, the Borrowers shall give immediate notice thereof to the Administrative Agent and the Swingline Lender (a “Noncompliance Notice”), and the Administrative Agent shall promptly provide each Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 5.2 cannot be fulfilled, the Required Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 10.2 hereof. Unless the Required Lenders so direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Non-Compliance Notice is furnished to the Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate outstanding amount of the Swingline Loans would exceed the lower of (i) $50,000,000 or any lesser amount to which the Revolving Commitments have then been reduced by the Borrowers pursuant to Section 2.15, and (ii) together with all other Credit Extensions then outstanding, the then amount of the Borrowing Base.

SECTION 2.6 Letters of Credit. (a) Upon the terms and subject to the conditions herein set forth, the Lead Borrower on behalf of the Borrowers may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the Borrowers one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Letter of Credit Outstandings shall exceed $75,000,000, or (ii) the aggregate Credit Extensions would exceed the limitations set forth in Section 2.1(a); and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Administrative Agent or the Required Lenders that the conditions to such issuance have not been met. The parties hereto acknowledge that pursuant to a prior credit facility Fleet National Bank issued the Existing Letter of Credit which remains outstanding. The parties hereto agree that such Existing Letter of Credit shall constitute a Letter of Credit of the Issuing Bank under this Agreement and the Issuing Bank shall be entitled to payment of L/C Disbursements, Letter of Credit Fees and other rights with respect thereto pursuant to the terms of this Agreement as if originally issued hereunder.

    (b)        Each Standby Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolver Maturity Date, provided that each Standby Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Revolver Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be renewed.

    (c)        Each Commercial Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 180 days after the date of the issuance of such Commercial Letter of Credit and (ii) the date that is five Business Days prior to the Revolver Maturity Date.

    (d)        Drafts drawn under each Letter of Credit shall be reimbursed by the Borrowers in dollars on the same Business Day of any such drawing by paying to the Issuing Bank (or, if a Default or Event of Default then exists, the Administrative Agent) an amount equal to such drawing not later than 1:00 p.m., Boston time, on (i) the date that the Borrowers shall have received notice of such payment, if such notice is received prior to 10:00 a.m., Boston time, on such date, or (ii) the Business Day immediately following the day that the Borrowers receive such notice, if such notice is received after 10:00 a.m., Boston time on the day of receipt, provided that the Lead Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Loan consisting of a Base Rate Loan or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan or Swingline Loan. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make payment thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to any such payment.

    (e)        If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefor, at the rate per annum then applicable to Base Rate Loans, provided that, if the Borrowers fail to reimburse such Issuing Bank when due pursuant to paragraph (d) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

    (f)        Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Revolving Lender, and each such Revolving Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Revolving Commitment Percentage, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Revolving Commitments pursuant to Section 10.5, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Revolving Commitment Percentages of the assigning and assignee Revolving Lenders. Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

    (g)        In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to this Section 2.6, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Revolving Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed payment in dollars and in same day funds. If the Issuing Bank so notifies the Administrative Agent, and the Administrative Agent so notifies the Revolving Lenders prior to 1:00 p.m., Boston time, on any Business Day, each such Revolving Lender shall make available to the Issuing Bank such Revolving Lender’s Revolving Commitment Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Revolving Lender shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Issuing Bank, such Revolving Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Issuing Bank at the Federal Funds Effective Rate. Each Revolving Lender agrees to fund its Revolving Commitment Percentage of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.1 or 2.6, or the occurrence of the Termination Date. The failure of any Revolving Lender to make available to the Issuing Bank its Revolving Commitment Percentage of any payment under any Letter of Credit shall neither relieve any Revolving Lender of its obligation hereunder to make available to the Issuing Bank its Revolving Commitment Percentage of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Revolving Lender. Whenever any Revolving Lender has made payments to the Issuing Bank in respect of any reimbursement obligation for any Letter of Credit, such Revolving Lender shall be entitled to share ratably, based on its Revolving Commitment Percentage, in all payments and collections thereafter received on account of such reimbursement obligation.

    (h)        Whenever the Borrowers desire that the Issuing Bank issue a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall give to the Issuing Bank and the Administrative Agent at least two Business Days’ prior written (including telegraphic, telex, facsimile, electronic, internet or cable communication) notice (or such shorter period as may be agreed upon in writing by the Issuing Bank and the Lead Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the stated amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the Borrowers shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

    (i)        The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid in accordance with the terms of this Agreement under all circumstances, including, without limitation (it being understood that any such payment by the Borrowers shall be without prejudice to, and shall not constitute a waiver of, any rights the Borrowers might have or might acquire as a result of the payment by the Issuing Bank of any draft or the reimbursement by the Borrowers thereof): (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against any of the Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence, or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

    (j)        If any Event of Default shall occur and be continuing: on the Business Day that the Borrowers receive notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 105% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon; each such deposit shall be held by the Collateral Agent as Collateral for the payment and performance of the Obligations of the Borrowers under this Agreement; the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account; other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent at the request of the Borrowers and at the Borrowers’ risk and expense, such deposits shall not bear interest; interest or profits, if any, on such investments shall accumulate in such account; and moneys in such Cash Collateral Account shall be applied by the Collateral Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement.

SECTION 2.7 Settlements Among Revolving Lenders. (a) The Swingline Lender may (but shall not be obligated to), at any time, on behalf of the Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Administrative Agent to cause the Revolving Lenders to make a Revolving Loan in an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.5, which request may be made regardless of whether the conditions set forth in Article V have been satisfied. Upon such request, each Revolving Lender shall make available to the Administrative Agent the proceeds of such Revolving Loan for the account of the Swingline Lender. If the Swingline Lender requires a Revolving Loan to be made by the Revolving Lenders and the request therefor is received prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if the request therefor is received after 1:00 p.m., Boston time, then no later than 12:00 Noon, Boston time, on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent or the Swingline Lender. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

    (b)        The amount of each Lender’s Revolving Commitment Percentage of outstanding Revolving Loans (excluding Swingline Loans) shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Revolving Loans (excluding Swingline Loans) and repayments of Revolving Loans (excluding Swingline Loans) received by the Administrative Agent as of 12:00 Noon, Boston time, on the first Business Day following the end of the period specified by the Administrative Agent (such date, the “Settlement Date”).

    (c)        The Administrative Agent shall deliver to each of the Revolving Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (excluding Swingline Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement: (x) the Administrative Agent shall transfer to each Revolving Lender its applicable Revolving Commitment Percentage of repayments, and (y) each Revolving Lender shall transfer to the Administrative Agent (as provided below), or the Administrative Agent shall transfer to each Revolving Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Revolving Lender with respect to Revolving Loans (excluding Swingline Loans) shall be equal to such Revolving Lender’s applicable Revolving Commitment Percentage of Revolving Loans (excluding Swingline Loans) outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Revolving Lenders and is received prior to 1:00 p.m., Boston time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Boston time, that day; and, if received after 1:00 p.m., Boston time, then no later than 3:00 p.m., Boston time, on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Administrative Agent, such Revolving Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent at the Federal Funds Effective Rate.

SECTION 2.8 Notes; Repayment of Loans. (a) The Revolving Loans made by each Revolving Lender (and by the Swingline Lender, with respect to Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Borrowers, dated the Closing Date, in substantially the form attached hereto as Exhibit B-1 or B-2, as applicable, payable to the order of each such Revolving Lender (or the Swingline Lender, as applicable) in an aggregate principal amount equal to such Revolving Lender’s Revolving Commitment or, in the case of the Note evidencing the Swingline Loans, $50,000,000. Neither the original nor a copy of the Revolving Notes or Swingline Note shall be required, however, to establish or prove the Obligations evidenced thereby.

    (b)        The outstanding principal balance of all Swingline Loans shall be repaid on the earlier of (i) 7 days after the date the Swingline Loan is made, (ii) the Termination Date, or (iii) on the date otherwise requested by the Swingline Lender in accordance with the provisions of Section 2.7(a). The outstanding principal balance of all other Obligations shall be payable on the Termination Date (subject to earlier repayment as provided below). Each Note shall bear interest from the date thereof on the outstanding principal balance thereof as set forth in this Article II. Each Revolving Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Revolving Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Revolving Lender’s internal records, an appropriate notation evidencing the date and amount of each Revolving Loan from such Revolving Lender, each payment and prepayment of principal of any such Revolving Loan, each payment of interest on any such Revolving Loan and the other information provided for on such schedule; provided, however, that the failure of any Revolving Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Revolving Loans made by such Revolving Lender in accordance with the terms of this Agreement and the applicable Notes.

SECTION 2.9 Interest on Revolving Loans. (a) Subject to Section 2.10, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as applicable) at a rate per annum that shall be equal to the then Alternate Base Rate, plus the Applicable Margin for Base Rate Loans.

    (b)        Subject to Section 2.10, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period, plus the Applicable Margin for Eurodollar Loans.

    (c)        Subject to Section 2.10, each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period therefor (if applicable), at such rate per annum as shall be agreed to in writing by the Lead Borrower and the Swingline Lender with respect to such Swingline Loan or, if no such agreement shall be made, at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin for Base Rate Loans for such day

    (d)        Accrued interest on all Revolving Loans shall be payable in arrears on each Interest Payment Date applicable thereto, at maturity (whether on the Revolver Maturity Date or by acceleration or otherwise), after such maturity on demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount prepaid).

SECTION 2.10 Default Interest. Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Administrative Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Revolving Loans (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the rate (including the Applicable Margin for Revolving Loans) in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

SECTION 2.11 Certain Fees. The Borrowers shall pay to the Administrative Agent, for the account of the Administrative Agent and the Revolving Lenders, as applicable, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

SECTION 2.12 Facility Fee. The Borrowers shall pay to the Administrative Agent for the account of the Revolving Lenders, a facility fee (the “Facility Fee”) equal to 0.375% per annum (on the basis of actual days elapsed in a year of 360 days) of each Revolving Commitment for each day commencing on and including the Closing Date and ending on but excluding the Termination Date. The Facility Fee so accrued in any calendar quarter shall be payable on the first Business Day of the immediately succeeding calendar quarter, except that all Facility Fees so accrued as of the Termination Date shall be payable on the Termination Date.

SECTION 2.13 Letter of Credit Fees. (a) The Borrowers shall pay the Administrative Agent, for the account of the Revolving Lenders, on the last day of each calendar quarter, in arrears, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the average face amount of the following categories of Letters of Credit outstanding during the subject quarter:

(i)	Standby Letters of Credit: The Applicable Margin for Eurodollar Loans.

(ii)	Commercial Letters of Credit: The percentage equal to one third of the Applicable Margin for Eurodollar Loans.

(iii)

After the occurrence and during the continuance of an Event of Default, at the option of the Administrative Agent or upon the direction of the Required Lenders, the Letter of Credit Fee shall be increased by an amount equal to two percent (2%) per annum.

(b)

The Borrowers shall pay to the Administrative Agent, for the account of the Issuing Bank, and in addition to all Letter of Credit Fees otherwise provided for hereunder, a fronting fee of 0.125% of the face amount of each Commercial Letter of Credit, due and payable as a condition of the issuance of each Commercial Letter of Credit, and such other fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank from time to time in connection with letter of credit transactions.

SECTION 2.14 Nature of Fees. All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for the respective accounts of the Administrative Agent, the Issuing Bank, and the Revolving Lenders, as provided herein. Once paid, all fees shall be fully earned and shall not be refundable under any circumstances, absent manifest error.

SECTION 2.15 Termination or Reduction of Revolving Commitments. Upon at least two Business Days’ prior written notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Commitments. Each such reduction shall be in the principal amount of $5,000,000 or any integral multiple thereof. Each such reduction or termination shall (i) be applied ratably to the Revolving Commitments of each Revolving Lender and (ii) be irrevocable when written notice thereof is given. At the effective time of each such reduction or termination, the Borrowers shall pay to the Administrative Agent for application as provided herein (i) all Facility Fees accrued on the amount of the Revolving Commitments so terminated or reduced through the date thereof, and (ii) any amount by which the Credit Extensions (other than the Term Loan) outstanding on such date exceed the amount to which the Revolving Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid.

SECTION 2.16 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period, pursuant to the definition of LIBO Rate set forth herein; or

(b)     the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lenders (or Revolving Lender) of making or maintaining their Revolving Loans (or its Revolving Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Borrowing of Base Rate Loans.

SECTION 2.17 Conversion and Continuation of Loans. The Lead Borrower on behalf of the Borrowers shall have the right at any time, on three Business Days’ prior irrevocable telephonic notice to the Administrative Agent (which telephonic notice, to be effective, must be received by the Administrative Agent not later than 11:00 a.m., Boston time, on the third Business Day preceding the date of any conversion and, at the Administrative Agent’s request, shall thereafter be confirmed in writing in form attached as Schedule 2.17 hereto), (x) to convert any outstanding Borrowings of Revolving Loans (but in no event Swingline Loans) of one Type (or a portion thereof) to a Borrowing of Revolving Loans of the other Type or (y) to continue an outstanding Borrowing of Eurodollar Loans for an additional Interest Period, subject to the following:

(a)     no Borrowing of Revolving Loans may be converted into, or continued as, Eurodollar Loans at any time when an unwaived Event of Default has occurred and is continuing (nothing contained herein being deemed to obligate the Borrowers to incur Breakage Costs upon the occurrence of an Event of Default unless the Obligations are accelerated);

(b)     if less than a full Borrowing of Revolving Loans is converted, such conversion shall be made pro rata among the Revolving Lenders, as applicable, in accordance with the respective principal amounts of the Revolving Loans comprising such Borrowing held by such Revolving Lenders immediately prior to such refinancing;

(c)     the aggregate principal amount of Revolving Loans being converted into or continued as Eurodollar Loans shall be in an integral of $500,000 and at least $5,000,000;

(d)     each Revolving Lender shall effect each conversion by applying the proceeds of its new Eurodollar Loan or Base Rate Loan, as the case may be, to its Revolving Loan being so converted;

(e)     the Interest Period with respect to a Borrowing of Eurodollar Loans effected by a conversion or in respect to the Borrowing of Eurodollar Loans being continued as Eurodollar Loans shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continuing Borrowing, as the case may be;

(f)     a Borrowing of Eurodollar Loans may be converted only on the last day of an Interest Period applicable thereto;

(g)     each request for a conversion or continuation of a Borrowing of Eurodollar Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(h)     no more than five Borrowings of Eurodollar Loans may be outstanding at any time.

If the Lead Borrower does not give notice to convert any Borrowing of Eurodollar Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as Eurodollar Loans, in each case as provided above, such Borrowing shall automatically be converted to a Borrowing of Base Rate Loans at the expiration of the then-current Interest Period. The Administrative Agent shall, after it receives notice from the Lead Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Revolving Loan made by such Revolving Lender.

SECTION 2.18 Mandatory Prepayment; Commitment Termination; Cash Collateral. The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a)     If at any time the amount of the Credit Extensions exceeds the lower of (i) the sum of the Revolving Commitments (or if the Revolving Commitments are terminated, the outstanding principal balance of the Revolving Loans and the Letter of Credit Outstandings) and the outstanding principal balance of the Term Loan, and (ii) the then amount of the Borrowing Base, the Borrowers will immediately upon notice from the Administrative Agent (A) prepay the Revolving Loans in an amount necessary to eliminate such excess, with payments first being applied to Swingline Loans and then to Revolving Loans, and (B) if, after giving effect to the prepayment in full of all outstanding Revolving Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 105% of the Letters of Credit Outstanding, and (C) if, after giving effect to the prepayment in full of all Revolving Loans and the cash collateralization of all Letters of Credit Outstanding, such excess has not been eliminated, prepay the Term Loan in an amount necessary to eliminate such excess.

(b)     The Revolving Loans shall be repaid daily in accordance with the provisions of Section 5.2 prior to an Event of Default and Section 6.2 after an Event of Default, as applicable, of the Security Agreements.

(c)     In the event and on each occasion that any Net Proceeds (other than Net Proceeds which are casualty insurance proceeds of $5,000,000 or less so long as no Default or Event of Default exists or would reasonably be likely to result from the casualty giving rise to such insurance) are received by or on behalf of a Borrower in respect of any Prepayment Event, the Borrowers shall, promptly (but in no event more than three Business Days) after such Net Proceeds are received, prepay the Loans in an aggregate principal amount equal to such Net Proceeds in accordance with the provisions of Section 5.2 prior to an Event of Default or 6.2 after an Event of Default, as applicable, of the Security Agreements.

(d)     Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding Eurodollar Loans are prepaid. Each partial prepayment of Eurodollar Loans shall be in an integral multiple of $500,000. Any prepayment of Eurodollar Loans other than on the last day of an Interest Period applicable thereto shall be accompanied by all “Breakage Costs” (as defined below) associated therewith. No partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000. Any prepayment of the Revolving Loans shall not permanently reduce the Revolving Commitments.

(e)     All amounts required to be applied to Revolving Loans hereunder or under Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default of the Security Agreements, as applicable (other than Swingline Loans) shall be applied ratably in accordance with each Revolving Lender’s Revolving Commitment Percentage.

(f)     Upon the Termination Date, the credit facilities provided hereunder shall be terminated in full and the Borrowers shall pay, in full indefeasibly in cash in Dollars, all outstanding Loans and all other outstanding Obligations.

SECTION 2.19 Optional Prepayment of Revolving Loans; Reimbursement of Revolving Lenders. (a) The Borrowers shall have the right at any time and from time to time to prepay outstanding Revolving Loans in whole or in part, (x) with respect to Eurodollar Loans, upon at least two Business Days’ prior written, telex or facsimile notice to the Administrative Agent prior to 11:00 a.m., Boston time, and (y) with respect to Base Rate Loans, on the same Business Day if written, telex or facsimile notice is received by the Administrative Agent prior to 1:00 p.m., Boston time, subject to the following limitations:

(i)

Subject to Section 2.18, all prepayments shall be paid to the Administrative Agent for application, first, to the prepayment of outstanding Swingline Loans, and second, to the prepayment of other outstanding Revolving Loans ratably in accordance with each Lender’s Revolving Commitment Percentage.

(ii)

Subject to the foregoing, outstanding Base Rate Loans shall be prepaid before outstanding Eurodollar Loans are prepaid. Each partial prepayment of Eurodollar Loans shall be in an integral multiple of $500,000. No prepayment of Eurodollar Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. No partial prepayment of a Borrowing of Eurodollar Loans shall result in the aggregate principal amount of the Eurodollar Loans remaining outstanding pursuant to such Borrowing being less than $5,000,000.

(iii)

Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which such Revolving Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Revolving Loan by the amount and on the date stated therein. The Administrative Agent shall, promptly after receiving notice from the Borrowers hereunder, notify each Lender of the principal amount and Type of the Revolving Loans held by such Revolving Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)

The Borrowers shall reimburse each Revolving Lender on written demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to Base Rate Loans or acceleration by virtue of, and after, the occurrence of an Event of Default) of any Eurodollar Loan or, if applicable, Swingline Loan required or permitted under this Agreement, if such Revolving Loan is prepaid other than on the last day of the Interest Period for such Revolving Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.3 in respect of Eurodollar Loans or in respect of Swingline Loans having an Interest Period, such Revolving Loans are not made on the first day of the Interest Period specified in such notice of borrowing for any reason other than a breach by such Revolving Lender of its obligations hereunder or the delivery of any notice pursuant to Section 2.16. Such loss shall be the amount as reasonably determined by such Revolving Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Revolving Lender on the amount so paid or not borrowed at a rate of interest equal to the Adjusted LIBO Rate for such Eurodollar Loan or the agreed-to rate for such Swingline Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing with Base Rate Loans other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Revolving Loan or (y) in the case of such failure to borrow, of the Interest Period for such Revolving Loan which would have commenced on the date of such failure to borrow, over (B) the amount of interest which would have accrued to such Revolving Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market (collectively, “Breakage Costs”). Any Revolving Lender demanding reimbursement for such loss shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Revolving Lender and setting forth in reasonable detail the manner in which such amount was determined.

(c)

In the event the Borrowers fail to prepay any Revolving Loan on the date specified in any prepayment notice delivered pursuant to Section 2.19(a), the Borrowers on written demand by any Revolving Lender shall pay to the Administrative Agent for the account of such Revolving Lender any amounts required to compensate such Revolving Lender for any loss incurred by such Revolving Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Revolving Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Revolving Lender demanding such payment shall deliver to the Borrowers from time to time one or more certificates setting forth the amount of such loss as determined by such Revolving Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d)

Whenever any partial prepayment of Revolving Loans is to be applied to Swingline Loans or Eurodollar Loans, such Swingline Loans or Eurodollar Loans shall be prepaid in the chronological order of their Interest Payment Dates.

SECTION 2.20 Maintenance of Loan Account; Statements of Account. (a) The Administrative Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Swingline Loans and all loans and advances made by the Lenders to the Borrowers or for the Borrowers’ account, including the Loans, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other Obligations that have become payable.

    (b)        The Loan Account will be credited with all amounts received by the Administrative Agent from the Borrowers or from others for the Borrowers’ account, including without limitation all amounts received pursuant to Section 5.1 of the Borrower Security Agreement and the Guarantor Security Agreement, and the amounts so credited shall be applied as set forth in Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default, as applicable, of the Borrower Security Agreement and the Guarantor Security Agreement. After the end of each month, the Administrative Agent shall send to the Borrowers a statement accounting for the charges, loans, advances and other transactions occurring among and between the Administrative Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.

SECTION 2.21 Cash Receipts. Notwithstanding anything in this Agreement to the contrary, cash receipts will be handled in accordance with, and subject to, the terms of Section 5.1, 5.2 and 6.2, as applicable, of the Security Agreements.

SECTION 2.22 Application of Payments. Notwithstanding anything in this Agreement to the contrary, all payments on the Obligations shall be applied in the manner set forth in Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default, as applicable, of the Security Agreements.

SECTION 2.23 Increased Costs.  \ (a) If any Change in Law shall:

(i)

impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii)

impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the actual cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

    (b)        If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

    (c)        A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

    (d)        Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

SECTION 2.24 Change in Legality. (a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Revolving Lender to make or maintain a Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to a Eurodollar Loan or (y) at any time any Revolving Lender determines in its reasonable commercial judgment that the making or continuance of any of its Eurodollar Loans has become impracticable as a result of a contingency occurring after the date hereof which materially adversely affects the London interbank market or the position of such Revolving Lender in the London interbank market, then, by written notice to the Borrowers, such Revolving Lender may (i) declare that Eurodollar Loans will not thereafter be made by such Revolving Lender hereunder, whereupon any request by the Borrowers for a Eurodollar Borrowing shall, as to such Revolving Lender only, be deemed a request for an Base Rate Loan unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans, in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans as of the effective date of such notice as provided in paragraph (b) below. In the event any Revolving Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Revolving Lender or the converted Eurodollar Loans of such Revolving Lender shall instead be applied to repay the Base Rate Loans made by such Revolving Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

    (b)        For purposes of this Section 2.24, a notice to the Borrowers by any Revolving Lender pursuant to paragraph (a) above shall be effective, if lawful, and if any Eurodollar Loans shall then be outstanding, on the last day of the then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.25 Payments; Sharing of Setoff. (a) The Borrowers shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 2.19(b), 2.23 or 2.26, Article III, or otherwise) prior to 1:00 p.m., Boston time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the reasonable commercial judgment of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 100 Federal Street, Boston, Massachusetts 02110, except payments to be made directly to the Issuing Bank (if other than the Administrative Agent) as expressly provided herein and except that payments pursuant to Sections 2.19(b), 2.23 and 2.26 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, except with respect to Eurodollar Borrowings, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

    (b)        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due with respect to all Loans hereunder, such funds shall be applied pursuant to Section 5.2 prior to an Event of Default or 6.2 after an Event of Default, as applicable, of the Security Agreements.

    (c)        If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit or Swingline Loans resulting in such Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then, subject to the provisions and rights to payment under Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default, as applicable, of the Security Agreements, the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

    (d)        Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

    (e)        If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.26 Taxes. (a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

    (b)        In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

    (c)        The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

    (d)        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

        (e)  Any Foreign Lender that is entitled to an exemption from or reduction in withholding tax shall deliver to the Borrowers and the Administrative Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Foreign Lender’s claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Foreign Lender delivers a Form W-8, a certificate representing that such Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Foreign Lender claiming complete exemption from or reduced rate of, U.S. Federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents. Such forms shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of a transferee that is a participation holder, on or before the date such participation holder becomes a transferee hereunder) and on or before the date, if any, such Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Notwithstanding any other provision of this Section 2.26(e), a Foreign Lender shall not be required to deliver any form pursuant to this 2.26(e) that such Foreign Lender is not legally able to deliver.

    (f)        The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of U.S. Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

SECTION 2.27 Security Interests in Collateral. To secure their Obligations under this Agreement and the other Loan Documents, the Borrowers and the Facility Guarantors shall grant to the Collateral Agent, for its benefit and the ratable benefit of the other Secured Parties (but subject to the provisions of Section 5.2 prior to an Event of Default and Section 6.2 after an Event of Default of the Security Agreements, as applicable), a first-priority security interest in all of the Collateral pursuant hereto and to the Security Documents.

SECTION 2.28 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable commercial judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.23 or 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto.

    (b)        If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.5), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, the Issuing Bank and Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.23 or payments required to be made pursuant to Section 2.26, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE III

The Term Loan

SECTION 3.1 The Term Loan. Subject to the satisfaction of the provisions of Article V hereof, the Borrowers shall borrow from the Term Lender, and the Term Lender shall lend to the Borrowers, the sum of the initial aggregate amount of the Term Loan Commitments (the “Term Loan”), repayable with interest as provided herein. An initial advance of $60,000,000 shall be made on the Closing Date and the balance of the Term Loan Commitment shall be made on the date that certain post-closing conditions are satisfied to the reasonable satisfaction of the Term Lender. The proceeds of the Term Loan shall be used solely towards the retirement of existing Indebtedness of the Borrowers and to pay transaction costs.

SECTION 3.2 The Term Note. The obligation to repay the Term Loan, with interest as provided herein, shall be evidenced by a Note (the “Term Note”) in the form of Exhibit B-3 annexed hereto, duly executed on behalf of the Borrowers, dated the Closing Date. Neither the original nor a copy of the Term Note shall be required, however, to establish or prove the Obligations evidenced thereby.

SECTION 3.3 Payment of Principal of the Term Loan. (a) The Borrowers may not prepay all or any portion of the Term Loan prior to the Termination Date unless (i) immediately before and after giving effect to such prepayment, Excess Availability on the date of such prepayment is no less than (A) $40,000,000, if at least $25,000,000 in Term Loan principal will remain outstanding after such prepayment, or (B) $50,000,000, if less than $25,000,000 in outstanding principal of the Term Loan will remain outstanding after such prepayment, (ii) immediately before and after giving effect to such prepayment, for the 12-month period immediately succeeding the date of such payment, Excess Availability on a projected pro forma (reasonably acceptable to the Agents) 12-month basis throughout each month is no less than (A) $40,000,000, if at least $25,000,000 in term loan principal will remain outstanding after such prepayment, or (B) $50,000,000, if less than $25,000,000 in outstanding principal of the Term Loan will remain outstanding after such prepayment, and (iii) immediately before and after giving effect to such prepayment, no Default or Event of Default exists or would reasonably be likely to result therefrom. Any payment or prepayment of the Term Loan shall permanently reduce the Term Loan Commitments by a like amount and may not be reborrowed.

    (b)        Subject to the provisions of subsections (c), (d) and (e) of this Section 3.3, in the event that all or any portion of the Term Loan is prepaid prior to the Term Maturity Date (whether pursuant to Section 3.3(a) hereof, as a result of the acceleration or deemed acceleration of the Obligations, or otherwise), the Borrowers shall pay the Term Lender, contemporaneously with such prepayment, an early termination fee (the “Term Loan Early Termination Fee”) in an amount equal to the difference between the Term Loan Yield Revenue through July 17, 2003 and the actual amount of interest on the Term Loan paid by the Borrowers in cash during such period (but in no event less than zero). The Term Loan Early Termination Fee shall be pro rated in the event of any partial repayment of the Term Loan and shall be calculated only with respect to the portion of the Term Loan so prepaid. The Term Loan may be paid in whole or in part subsequent to July 17, 2003 without any prepayment premium or penalty.

    (c)        As long as no Default or Event of Default then exists and is continuing or would result therefrom, the Borrowers shall not be obligated to pay a Term Loan Early Termination Fee (if otherwise due under such Section 3.3(b)) in connection with any reduction of the Term Loan to a sum greater than or equal to $60,000,000.

    (d)        In the event that the Term Loan is repaid prior to July 17, 2003 in whole or in part at a time when a Default or Event of Default then exists and is continuing or would result therefrom, the Borrowers shall pay a Term Loan Early Termination Fee (if otherwise due under Section 3.3(b)) on the entire amount so prepaid and, for purposes thereof, the Term Loan Yield Revenue and interest actually paid shall be calculated on the principal sum of $70,000,000 (in each case, less any prepayments previously made as to which no Term Loan Early Termination Fee was due under Section 3.3(c)) ; provided that the Term Loan Early Termination Fee shall be pro rated in the event of any partial repayment of the Term Loan and shall be calculated only with respect to the portion of the Term Loan so prepaid.

    (e)        In the event that the Term Loan is repaid prior to July 17, 2003 in whole or in part at a time when a Default or Event of Default does not exist or would not result therefrom, the Borrowers shall pay a Term Loan Early Termination Fee and Term Loan Yield Revenue and interest actually paid shall be calculated on the principal sum of $60,000,000; provided that the Term Loan Early Termination Fee shall be pro rated in the event of any partial repayment of the Term Loan and shall be calculated only with respect to the portion of the Term Loan so prepaid.

    (f)        The Borrowers shall repay the then entire unpaid balance of the Term Loan, all accrued and unpaid interest and fees thereon and all other Obligations in cash on the Term Maturity Date.

SECTION 3.4 Interest on the Term Loan. Interest on the Term Loan shall accrue and shall be payable as provided in the Pricing Provisions for the Term Loan set forth in Schedule 1.1(b) hereto.

SECTION 3.5 Term Loan Commitment Fee and Additional Fees. As compensation for the Term Lender’s having committed to enter into this Agreement, the Term Lender has earned the Term Loan Commitment Fee and Additional Fees in the amounts and due and payable on the dates provided in the Term Loan Fee Letter. The Borrowers shall not be entitled to any credit, rebate, or repayment of any fee previously earned by the Term Lender notwithstanding any termination of this Agreement or the suspension or termination of any of the Commitments.

SECTION 3.6 Incorporation of Other Provisions. Without limiting any of the Term Lender’s other rights hereunder, the Term Lender shall be entitled to the benefits and obligations of Sections 2.18, 2.20, 2.21, 2.22, 2.23, 2.25, 2.26, and 2.27 of this Agreement notwithstanding that such sections are structurally located in Article II (which Article deals with Revolving Loans).

ARTICLE IV

Representations and Warranties

        Each Loan Party represents and warrants to the Agents and the Lenders that:

SECTION 4.1 Organization; Powers. Each Loan Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in every jurisdiction where such qualification is required, and is in good standing in the jurisdiction of its incorporation and in every jurisdiction where such qualification is required.

SECTION 4.2 Authorization; Enforceability. The transactions contemplated hereby and by the other Loan Documents to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Loan Party that is a party hereto and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 4.3 Governmental Approvals; No Conflicts. The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been obtained or made and are in full force and effect and except filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party where such violation or default would be reasonably likely to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created under the Loan Documents.

SECTION 4.4 Financial Condition. (a) The Lead Borrower has heretofore furnished to the Lenders the consolidated balance sheet, and statements of income, stockholders’ equity, and cash flows for the Lead Borrower and its Subsidiaries as of and for the fiscal year ending December 29, 2001, audited and accompanied by the unqualified report of KPMG, LLP and as of and for the fiscal quarter ending June 29, 2002, certified by a Financial Officer of the Borrowers. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes. Since the date of such audited financial statements, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Borrowers other than changes in the ordinary course of business, the effect of which would not reasonably be likely to have a Material Adverse Effect. The Fiscal Periods of the Lead Borrower and its Subsidiaries as set forth in Schedule 1.2.

    (b)        The Lead Borrower has reviewed the projections for future results of operations of the Lead Borrower and its Subsidiaries for the period commencing fiscal year 2002 through fiscal year 2005 on an quarterly basis, and, to the extent required by Agent, for the period of fiscal year 2002 through fiscal year 2003 on a monthly basis, in each case provided to the Agents in August, 2002 (collectively, the “Projections”), and the Lead Borrower hereby certifies to the Administrative Agent and the Lenders that the Projections were made in good faith upon reasonable assumptions at the time of their preparation, which assumptions are on the date of this Agreement still reasonable on the date hereof.

SECTION 4.5 Properties. (a) Except as disclosed in Schedules 4.5(c)(i) and 4.5(c)(ii), each Loan Party has good title to, or valid leasehold interests in, and the right to use, all assets, including without limitation all assets reflected on its consolidated balance sheet as at December 29, 2001 or acquired since that date (except assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens except as permitted hereunder. Each Loan Party which operates in a Host Store or other third party retail location, whether pursuant to a Material Agreement or otherwise, owns all of the Inventory and other Collateral purportedly owned by it as reflected in the financial statements delivered to the Lenders from time to time hereunder (including without limitation all such Collateral included in the Borrowing Base), and all proceeds thereof, notwithstanding the fact that such Inventory, other Collateral and proceeds thereof may be located in a Host Store or other third party retail location.

    (b)        Each Loan Party owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, all trademarks or service marks owned by any Loan Party are owned by either Apache Minnesota Thom McAn, Inc., Footstar Corporation, Athletic Attic of Texas, Inc. or Nevada Feet, Inc. and all patents owned by any of the Loan Parties are owned by Footstar Corporation. As of the Closing Date, the only Loan Parties which need to be a signatory to the Trademark Security Agreement are Apache Minnesota Thom McAn, Inc., Footstar Corporation, Athletic Attic of Texas, Inc. and Nevada Feet, Inc., and the Borrowers shall not permit any other Loan Parties to register or own any trademarks or service marks unless such Loan Parties become parties to the Trademark Security Agreement pursuant to an instrument reasonably acceptable to the Agents. As of the Closing Date, the only Loan Party which needs to be a signatory to the Patent Security Agreement is Footstar Corporation, and the Borrowers shall not permit any other Loan Parties to register or own any patents unless such Loan Parties become parties to the Patent Security Agreement pursuant to an instrument reasonably accepted to the Agents.

    (c)        Schedule 4.5(c)(i) sets forth the address (including county) of all Real Estate that is owned by the Loan Parties as of the Closing Date, together with a list of the holders of any mortgage or other Lien thereon. Schedule 4.5(c)(ii) sets forth the address (including county) of all Real Estate that is leased by the Loan Parties as of the Closing Date, together with a list of the names and addresses of the Landlords for such leased properties if used as distribution centers.

    (d)        No Inventory is directly purchased from any Person by any of the Subsidiaries (other than by Footstar Corporation pursuant to existing Purchasing Agency Agreements described on Schedule 4.5(d) and Purchasing Agency Agreements entered into after the date hereof substantially in the form of Exhibit D annexed hereto). No Subsidiaries incur any Indebtedness or trade liabilities or vendor payables with respect to their respective Inventory or otherwise, except (i) liabilities arising out of store leases and utility services to such store, and (ii) trade liabilities owed to Footstar Corporation for such Inventory. No trade payables owed by any Loan Party with respect to third party warehousemen are past due. The Rite Aid East Coast Subsidiaries have no Indebtedness (except owed to the Agents, Issuing Banks and Lenders pursuant to the Loan Documents or amounts owed pursuant to the Purchasing Agency Agreements). The Purchasing Agency Agreements identified on Schedule 4.5(d) between each Rite Aid East Coast Subsidiary and Footstar Corporation, as amended by the Amendment dated as of October 15, 2002 relating to the purchases of Inventory by Footstar Corporation for the Rite Aid East Coast Subsidiaries are the only such Purchasing Agency Agreements relating to any Inventory for the Rite Aid East Coast Subsidiaries. Such Purchasing Agency Agreements provide that Rite Aid East Coast Subsidiaries have no right, title or interest in any Inventory until such Inventory is shipped from warehouses owned or leased by Footstar Corporation to the individual stores of the applicable Rite Aid East Coast Subsidiary (and no Loan Party will represent otherwise to any Person). The total value of Inventory and all other assets owned or located at the Rite Aid East Coast Subsidiaries, or in which the Rite Aid East Coast Subsidiaries otherwise have any interest, does not and shall not at any time exceed $4,000,000 (calculated at Cost) in the aggregate.

    (e)        The only business of Footstar HQ, LLC is and shall remain the business of owning the Real Estate located in Mahwah, New Jersey, as of the Closing Date. Footstar HQ, LLC does not and will not engage in any other business activities and does not and will not hold any other assets.

SECTION 4.6 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting any Loan Party (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 4.6) or (ii) that involve any of the Loan Documents.

    (b)        Except for the matters set forth on Schedule 4.6 and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Loan Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

    (c)        Since the date of this Agreement, there has been no change in the status of the matters set forth on Schedule 4.6 that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

SECTION 4.7 No Default; Compliance with Laws and Agreements. No Default has occurred and is continuing. Each Loan Party is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each of the Material Agreements and each other material agreement contemplated thereby and entered into in connection therewith is in full force and effect, has not been amended or modified (except to the extent permitted hereunder) and no default exists thereunder on the part of the Lead Borrower or any of its Subsidiaries or, to the knowledge of the Lead Borrower or any of its Subsidiaries, on the part of any third parties party to such agreements or any of their affiliates. As of the Closing Date, no action in the Kmart Corporation Chapter 11 proceeding has been taken by any Person to assume or reject the Kmart Agreement or to delay or decrease payments thereunder or to modify it in any manner not permitted hereunder. The Lead Borrower has been assigned all of the right, title and interest of Melville Corporation under the Kmart Agreement and the Lead Borrower has not assigned any of such right, title and interest thereunder to any Person.

SECTION 4.8 Investment and Holding Company Status. No Loan Party is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

SECTION 4.9 Taxes. Each Loan Party has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Loan Party has set aside on its books adequate reserves, and as to which no Lien has arisen, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of all such underfunded Plans.

SECTION 4.11 Disclosure. The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any of them, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. None of any of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.12 Subsidiaries. Schedule 4.12 sets forth the name of, state of incorporation of, and the ownership interest of each Loan Party in, each of the Subsidiaries of the Loan Parties as of the Closing Date. Each Unrestricted Subsidiary that is identified on Schedule 4.12 as a “Closed Store”, is and shall remain dormant, is and shall remain no longer engaged in any active business and holds and will hold no assets. Without limiting the foregoing, the only Subsidiaries which are open as of the Closing Date in any retail location owned or operated by Pyramid Company or its Affiliates are Carousel Center Footaction, Inc. and Ingleside Open County Inc. The Loan Parties are not party to any joint venture, general or limited partnership, or limited liability company, or any other business ventures or entities, except as listed on Schedule 4.12 or as hereafter agreed to in writing by the Agents in their commercially reasonable discretion. All of the Subsidiaries listed on Schedule 4.12 (as required to be updated hereunder from time to time pursuant to Section 6.1) are Facility Guarantors, except for the Foreign Subsidiaries (as identified thereon) and the Unrestricted Subsidiaries (identified as “Closed” thereon).

SECTION 4.13 Insurance. Schedule 4.13 sets forth a description of all insurance maintained by or on behalf of the Borrowers and their Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance that are due and payable have been paid.

SECTION 4.14 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Borrowers, threatened. The hours worked by and payments made to employees of the Loan Parties have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violation would reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such member. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

SECTION 4.15 Security Documents. The Security Documents create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents (and the UCC filings contemplated thereunder) constitute the creation of a fully perfected first priority Lien on, and security interest, in, all right, title and interest of the Loan Parties thereunder in such Collateral, in each case prior and superior in right to any other Person.

SECTION 4.16 Federal Reserve Regulations. (a) No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

    (b)        No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or X.

(c) Less than 5% of the assets of the Borrowers on a consolidated basis consists of Margin Stock.

SECTION 4.17 Solvency. Each of the Loan Parties is Solvent. No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

ARTICLE V

Conditions

SECTION 5.1 Closing Date. The obligation of the Lenders to make each Loan and of the Issuing Bank to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit, is subject to the fulfillment (or adequate provision for fulfillment or waiver reasonably satisfactory to the Agents) of the following conditions precedent:

(a)     The Agents (or their counsel) shall have received from each party hereto other than the Lenders either (i) a counterpart of this Agreement and all other Loan Documents signed on behalf of such party or (ii) written evidence satisfactory to the Agents (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents.

(b)     The Agents shall have received a favorable written opinion (addressed to each Agent and the Lenders and dated the Closing Date) of (i) Pitney, Hardin, Kipp & Szuch LLP, counsel for the Loan Parties substantially in the form of Exhibit E-1; (ii) Marc Schuback, Esq., inhouse counsel for the Loan Parties substantially in the form of Exhibit E-2; and (iii) Chamberlain, Hrdlicka, White, Williams & Martin, Texas counsel for Footstar Corporation, FA HQ, Inc. and Athletic Attic of Texas, Inc., substantially in the form of Exhibit E-3; in each case covering such matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby as the Agents shall reasonably request (but with perfection opinions to be limited to the laws of the State of New York, State of New Jersey, State of Delaware, Puerto Rico, and all other jurisdictions necessary for the perfection of Collateral where the revised Uniform Commercial Code has not been adopted). The Borrowers hereby request such counsel to deliver such opinions.

(c)     The Agents shall have received such documents and certificates as the Agents or their counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Loan Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance satisfactory to the Agents and their counsel.

(d)     The Agents shall have received a (i) Compliance Certificate with respect to the Calculation Period ended June 29, 2002 and (ii) a Borrowing Base Certificate dated the Closing Date, relating to the end of the most recent fiscal week required to be delivered pursuant to Section 6.1(d); in each case executed by a Financial Officer of the Lead Borrower.

(e)     The Agents shall have received a certificate, substantially in the form of Exhibit F annexed hereto, with respect to the solvency of the Lead Borrower and its Subsidiaries on a consolidated basis as of the Closing Date.

(f)     All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be satisfactory to the Agents.

(g)     The Collateral Agent shall have received an examination and appraisals of the Collateral consisting of Inventory by a third party appraiser acceptable to the Collateral Agent.

(h)     The Agents shall be reasonably satisfied that any financial statements delivered to them fairly present the business and financial condition of the Lead Borrower and its Subsidiaries, and that there has been no change in the assets, business, financial condition or income of the Lead Borrower and its Subsidiaries since the date of the most recent financial information delivered to the Agents that would reasonably be likely to result in a Material Adverse Effect.

(i)     There shall not be pending any litigation or other proceeding, the result of which would reasonably be expected to have a Material Adverse Effect.

(j)     There shall not have occurred any default of any material contract or agreement (including any agreements relating to Material Indebtedness) of any Loan Party, the result of which would be reasonably be expected to have a Material Adverse Effect.

(k)     The Collateral Agent shall have received results of searches or other evidence reasonably satisfactory to the Collateral Agent (in each case dated as of a date reasonably satisfactory to the Collateral Agent) indicating the absence of liens on the assets of the Loan Parties, except for liens for which termination statements and releases reasonably satisfactory to the Collateral Agent are being tendered concurrently with such extension of credit.

(l)     The Collateral Agent shall have received all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Collateral Agent.

(m)     All fees due at or immediately after the Closing Date and all costs and expenses incurred by the Agents in connection with the establishment of the credit facility contemplated hereby (including the fees and expenses of counsel to the Agents) shall have been paid in full.

(n)     The consummation of the transactions contemplated hereby shall not (a) violate any applicable law, statute, rule or regulation, or (b) result in a default or event of default under any Material Agreement, and the Agents and the Lenders shall receive a satisfactory opinion of Loan Parties’ counsel to that effect. No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be a default under any Material Agreement which would reasonably be likely to result in a Material Adverse Effect.

(o)     No material changes in governmental rules or regulations existing (or proposed and reasonably likely to take effect), which would materially adversely affect the Loan Parties, the Agents, the Arranger or any Lender involved in this transaction shall have occurred prior to the Closing Date.

(p)     There shall not have occurred any material adverse disruption or material adverse change in the financial, banking or capital markets which would, in the reasonable commercial judgment of the Agents or the Arranger, have a material adverse effect on the syndication of the Loans.

(q)     All obligations under the Borrowers’ existing senior credit facility with Fleet National Bank as Agent shall have been repaid, and all Liens with respect to the foregoing financing and lease arrangements on any of the Borrowers’ assets shall have been terminated.

(r)     The Agents shall have received custom broker agreements with respect to all Eligible In-Transit Inventory and other third party waivers and consents, if necessary, for the execution, delivery or performance of the Loan Documents, in form reasonably acceptable to the Agents, from third parties under the Material Agreements.

(s)     The Collateral Agent shall have received in respect of the Real Estate covered by the Deed of Trust a mortgagee’s title insurance policy or marked up unconditional binder for such insurance. Each such policy shall: be in an amount satisfactory to the Agents; be issued at ordinary rates; insure that the Deed of Trust insured thereby creates a valid first Lien on such Real Estate free and clear of all defects and encumbrances, except as disclosed therein and permitted thereunder; name the Collateral Agent for the benefit of the Lenders and the Issuing Bank as the insured thereunder; be in the form of ALTA Loan Policy — 1970 (Amended 10/17/70 and 10/17/84) (or equivalent policies); contain such endorsements and affirmative coverage as the Collateral Agent may reasonably request; and be issued by a title insurance company satisfactory to the Collateral Agent.

(t)     There shall have been delivered to the Administrative Agent such additional instruments and documents as the Agents or counsel to the Agents reasonably may require or request.

SECTION 5.2 Conditions Precedent to Each Loan and Each Letter of Credit. In addition to those conditions described in Section 5.1, the obligation of the Revolving Lenders to make each Revolving Loan and of the Issuing Bank to issue each Letter of Credit, is subject to the following conditions precedent:

(a)     Notice. The Administrative Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Article II.

(b)     Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, other than representations and warranties that relate solely to an earlier date.

(c)     No Default. On the date of each Borrowing hereunder and the issuance of each Letter of Credit, the Loan Parties shall be in compliance with all of the terms and provisions set forth herein and in the other Loan Documents to be observed or performed and no Default or Event of Default shall have occurred and be continuing.

(d)     Borrowing Base Certificate. The Administrative Agent shall have received the timely delivery of the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as reasonably required by the Administrative Agent.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 5.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with the Borrowing Base. The conditions set forth in this Section 5.2 are for the sole benefit of the Administrative Agent and each Revolving Lender and may be waived by the Administrative Agent in whole or in part (unless instructed in writing otherwise by the Required Lenders) without prejudice to the Administrative Agent or any Revolving Lender.

ARTICLE VI

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been indefeasibly paid in full and all Letters of Credit shall have expired or terminated and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 6.1 Financial Statements and Other Information. The Borrowers will furnish to the Agents:

(a)     within 90 days after the end of each fiscal year of the Lead Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited (in the case of such consolidated statements) and reported on by KPMG, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and within 90 days after the end of each fiscal year of the Lead Borrower, an updated Perfection Certificate if required pursuant to Section 4.2 of the Security Agreements;

(b)     within 45 days after the end of each fiscal quarter of the Lead Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the elapsed portion of the fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Lead Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c)     concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit G (each, a “Compliance Certificate”): (x) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (y) setting forth reasonably detailed calculations (i) with respect to the performance covenants included in the definition of “Applicable Margin”, and (ii) demonstrating compliance with Section 7.11 (whether or not the provisions of Section 7.11 are then applicable) and certain other provisions of the Credit Agreement, and (z) stating whether each Loan Party is Solvent;

(d)     by the second Tuesday after the Saturday end of each fiscal week, a certificate in the form of Exhibit H (a “Borrowing Base Certificate”); provided that, (i) if an Event of Default exists, such Borrowing Base Certificate shall be furnished more frequently as required by the Agents; (ii) provided all Obligations of the Term Lender are repaid in full and Excess Availability is greater than $35,000,000 for at least three consecutive months, the Borrowing Base Certificate shall be required to be furnished monthly within 10 Business Days after the end of each fiscal month until Excess Availability drops to $35,000,000 or below at any time in which case weekly Borrowing Base Certificates shall then be required pursuant hereto. Each such Borrowing Base Certificate shall show the Borrowing Base as of the close of business on the last day of the immediately preceding fiscal week, with each such report and Borrowing Base Certificate to be certified as complete and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower;

(e)     within 10 Business Days after the end of each fiscal month, a Receivables aging report, a statement setting forth all additional Subsidiaries other than those set forth on Schedule 4.12, a statement as to additional stores, DDAs and Blocked Accounts opened after the date of the delivery of the most recent report furnished hereunder;

(f)     concurrently with the delivery of any financial statements under clause (a) above, a statement of the firm of independent public accountants which reported on such statements as to (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered concurrently therewith pursuant to clause (d) above; provided that the foregoing shall not be construed to require that such accountants conduct any investigation outside the regular course of their audit;

(g)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(h)     promptly upon receipt thereof, copies of all reports submitted to any Loan Party by independent certified public accountants in connection with each annual, interim or special audit of the books of the Loan Parties or any of their Subsidiaries made by such accountants, including any management letter commenting on the Loan Parties’ internal controls submitted by such accountants to management in connection with their annual audit;

(i)     the financial and collateral reports described on Schedule 6.1(j) hereto within 5 Business Days after the times set forth in such Schedule;

(j)     a detailed summary of the Net Proceeds received from any Prepayment Event within 10 Business Days after receipt of such proceeds;

(k)     notice of any intended sale or other disposition of assets of any Loan Party permitted hereunder or incurrence of any Indebtedness permitted hereunder at least 30 Business Days prior to the date of consummation of such sale or disposition or incurrence of such Indebtedness;

(l)     within 10 days after (i) any ratings of the Index Debt of the Lead Borrower, if rated by S&P and Moody’s and, (ii) once rated by S&P and Moody’s, any change thereto in the rating of either such rating agency; and

(m)     promptly but in any event within 10 Business Days or such later time as agreed to by the Agents, following any request therefor, such other information, financial forecasts and projections, regarding the operations, business affairs and financial condition of any Loan Party, or compliance with the terms of any Loan Document, as the Agents or any Lender may reasonably request.

SECTION 6.2 Notices of Material Events. The Borrowers will furnish to the Agents prompt written notice of the following:

(a)     the occurrence of any Default or Event of Default;

(b)     the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;

(c)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d)     any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

(e)     any change in any Borrower’s executive officers.

(f)     any failure by any Loan Party to pay rent at any of such Loan Party’s locations, which failure continues for more than 15 days following the day on which such rent first came due.

(g)     the discharge by any Borrower of their present independent accountants or any withdrawal or resignation by such independent accountants.

(h)     any change in the business, expected prospects, operations, or financial affairs of any Loan Party that would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

SECTION 6.3 Information Regarding Collateral. (a) The Lead Borrower will furnish to the Agents prompt written notice of any change (i) in any Loan Party’s corporate name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) in the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. The Lead Borrower also agrees promptly to notify the Agents if any material portion of the Collateral is damaged or destroyed.

    (b)        Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to clause (a) of Section 6.1, the Lead Borrower shall deliver to the Agents a certificate of a Financial Officer of the Lead Borrower setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 6.4 Existence; Conduct of Business. Each Loan Party will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to comply with its respective charter, certificate of incorporation, articles of organization, and/or other organizational documents, as applicable; and by-laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.

SECTION 6.5 Payment of Obligations. Each Loan Party will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agents with respect to determining Reserves pursuant to this Agreement. Without limitation of the foregoing, each Loan Party will, and will cause each of its Subsidiaries to, pay all obligations when due and owing to any third party warehousemen storing any of the Inventory of any Loan Party.

SECTION 6.6 Maintenance of Properties. Each Loan Party will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of store closings and asset dispositions permitted hereunder.

SECTION 6.7 Insurance. (a) Each Loan Party shall (i) maintain insurance with financially sound and reputable insurers licensed in the United States and rated by A.M. Best Company, Inc. with a rating of at least A- or reasonably acceptable to the Administrative Agent (or, to the extent consistent with prudent business practice, a program of self-insurance approved by the Administrative Agent) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) maintain such other insurance as may be required by law; and (iii) furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

    (b)        Fire and extended coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to real property) and lenders’ loss payable clause and endorsement (regarding personal property), in form and substance reasonably satisfactory to the Collateral Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Collateral Agent, (ii) a provision to the effect that none of the Loan Parties, the Administrative Agent, the Collateral Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Collateral Agent may reasonably require from time to time to protect the interests of the Lenders. Commercial general liability policies shall be endorsed to name the Collateral Agent as an additional insured with respect to liability any Agent incurs arising out of the business operations of the Loan Parties. Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 60 days’ prior written notice thereof by the insurer to the Collateral Agent. The Borrowers shall deliver to the Collateral Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

SECTION 6.8 Casualty and Condemnation. Each Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of any Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 6.9 Books and Records; Inspection and Audit Rights; Appraisals.

        (a)  Each Loan Party will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of the Subsidiaries to, permit any representatives designated by any Agent, upon reasonable prior notice (unless an Event of Default exists in which case no notice shall be required), to visit during business hours and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

    (b)        Each Loan Party will, and will cause each of the Subsidiaries to, from time to time upon the request of the Agents or the Required Lenders through the Agents, permit any Agent or professionals (including investment bankers, consultants, accountants, lawyers and appraisers) retained by the Agents to conduct appraisals, commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base and (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agents or such professionals with respect to such evaluations and appraisals. Without limiting the foregoing, the Agents will not undertake in the aggregate more than four such examinations and four other evaluations (including, without limitation, inventory appraisals) each fiscal year (unless an Event of Default exists in which case the number thereof shall not be limited).

SECTION 6.10 Compliance with Laws. Each Loan Party will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.11 Use of Proceeds and Letters of Credit. The proceeds of Loans made hereunder and Letters of Credit issued hereunder will be used only (a) to refinance existing senior bank facilities, and (b) for general corporate purposes, including stock and bond repurchases to the extent permitted herein. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 6.12 Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Closing Date, the Lead Borrower will notify the Agents and the Lenders thereof and (a) if such Subsidiary is not a Foreign Subsidiary, the Borrowers will cause such Subsidiary to be wholly owned by a Loan Party and become a Loan Party hereunder and a party to each applicable Security Document in the manner provided therein within 30 days after such Subsidiary is formed or acquired and promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Agents shall reasonably request and (b) the Borrower will cause all shares of capital stock and other equity interests of such Subsidiary and Indebtedness of such Subsidiary owed to any Loan Party to be pledged within 30 days after such Subsidiary is formed or acquired (except that, if such Subsidiary is a Foreign Subsidiary, shares of stock of such Subsidiary to be pledged may be limited to 65% of the outstanding shares of voting stock of such Subsidiary).

SECTION 6.13 Further Assurances. (a) The Borrowers will cause each Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable law, or which any Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Borrowers will cause the Loan Parties to provide to the Agents, from time to time upon request, evidence reasonably satisfactory to the Agents as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

    (b)        If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien of the Security Agreements upon acquisition thereof), the Lead Borrower will notify the Agents and the Lenders thereof, and the Borrowers will cause the Loan Parties to cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or reasonably requested by any Agent or the Required Lenders to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.

    (c)        The Borrowers shall cause each of its customs brokers to deliver an agreement to the Administrative Agent, substantially in the form of Exhibit I annexed hereto, covering such matters and in such form as the Administrative Agent may reasonably require. If any Loan Party enters into an agreement with any Host Store after the Closing Date, (i) if the Loan Parties reasonably expect the Eligible Host Store Receivables with respect to such Host Store to comprise 10% or more of all Eligible Host Store Receivables, the Loan Parties shall cause each such Host Store to execute and deliver to the Administrative Agent a Host Store Acknowledgement contemporaneously with such Loan Party entering into such agreement and, in any event, prior to Accounts with respect to such Host Store being included in Eligible Host Store Receivables in the Borrowing Base; or (ii) for such other Host Stores not covered by (i), the Loan Parties shall deliver to the Administrative Agent a Host Store Notification (as contemplated by the Security Agreements).

    (d)        The Borrowers shall cause the Rite Aid East Coast Subsidiaries to comply at all times with the representations set forth in Section 4.5(d).On or before the earlier of the occurrence of any Default or June 30, 2003, the Borrowers shall ensure that the Collateral Agent has a first priority perfected security interest in all assets of the Rite Aid East Coast Subsidiaries and the Borrowers hereby authorize the Administrative Agent to file UCC financing statements with respect thereto upon the earlier of such Default or within 30 days prior to June 30, 2003.

ARTICLE VII

Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been indefeasibly paid in full and all Letters of Credit have expired or terminated and all L/C Disbursements shall have been reimbursed, each Loan Party covenants and agrees with the Agents and the Lenders that:

SECTION 7.1 Indebtedness and Other Obligations. (a) The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness owed to the parties and in the amounts set forth in Schedule 7.1;

(iii) Indebtedness of any Loan Party or Subsidiary to any other Loan Party;

(iv) Guarantees by any Loan Party of Indebtedness permitted hereunder of any other Loan Party;

    (v)        purchase money Indebtedness of any Loan Party to finance the acquisition of any tangible personal property constituting capital assets or Real Estate acquired after the Closing Date, including without limitation Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, provided that (A) the aggregate principal amount of Indebtedness permitted by this clause (v), excluding Indebtedness permitted under clause (ii) above, shall not exceed $25,000,000 at any time outstanding, (B) both before and after giving effect to such Indebtedness, no Default or Event of Default shall exist or reasonably be likely to result therefrom (including, without limitation, any breach of the Leverage Ratio set forth in Section 7.11(a) after giving effect to such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which the Lenders have received a Compliance Certificate), (C) after giving effect to interest and, if any, principal payments on such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which the Lenders have received a Compliance Certificate, the Loan Parties will be in compliance with the financial covenant set forth in Section 7.11(b) on a pro forma basis for the four quarters immediately succeeding the quarter in which such Indebtedness and additional Indebtedness is incurred, and (D) with respect to such Indebtedness secured by Real Estate, such Indebtedness matures more than 90 days after the Termination Date, has no covenants more restrictive than the Loan Documents, accrues interest at a customary market rate, does not restrict additional liens in favor of the Collateral Agent or amendments or waivers to the Loan Documents, and is on other material terms, if any, reasonably acceptable to the Administrative Agent;

    (vi)        Indebtedness under Hedging Agreements with (A) Fleet or an Affiliate of Fleet, (B) any other Lender or an Affiliate of such other Lender, or (C) any other financial institution acceptable to the Agents in writing; provided that the maximum aggregate that the Loan Parties would be required to pay under all Hedging Agreements if such Hedging Agreements were terminated shall not exceed $10,000,000 at any time;

    (vii)        Indebtedness incurred to refinance any Real Estate owned by any Loan Party as of the Closing Date (and fixtures and Equipment used in connection with the operation of the distribution centers and located therein and relating thereto) or incurred in connection with sale-leaseback transactions permitted with respect to such Real Estate hereunder, provided that the terms of (A) both before and after giving effect to such Indebtedness, no Default or Event of Default shall exist or reasonably be likely to result therefrom (including any breach of the Leverage Ratio set forth in Section 7.11(a) after giving effect to such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which a Compliance Certificate has been received by the Lenders), (B) after giving effect to interest and, if any, principal payments on such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which the Lenders have received a Compliance Certificate, the Loan Parties will be in compliance with the financial covenant set forth in Section 7.11(b) on a pro forma basis for the four quarters immediately succeeding the quarter in which such Indebtedness and additional Indebtedness is incurred, and (C) such Indebtedness matures more than 90 days after the Termination Date, has no covenants more restrictive than the Loan Documents, accrues interest at a customary market rate, does not restrict additional liens in favor of the Collateral Agent or amendments or waivers to the Loan Documents, and is on other material terms, if any, reasonably acceptable to the Administrative Agent;

    (vii)        other unsecured Indebtedness, provided that (A) such Indebtedness matures more than 90 days after the Termination Date, has no principal amortization or sinking fund, escrow, prepayment, put, call or similar rights or requirements, has no covenants more restrictive than the Loan Documents, accrues interest at a customary market rate, does not restrict additional liens being given in favor of the Collateral Agent or amendments to, or waivers under, the Loan Documents, and is on other material terms, if any, reasonably acceptable to the Administrative Agent, (B) both before and after giving effect to such Indebtedness, no Default or Event of Default exists or would reasonably be likely to be result therefrom (including any breach of the Leverage Ratio set forth in Section 7.11(a) after giving effect to such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which a Compliance Certificate has been received by the Lenders), and (C) after giving effect to interest and, if any, principal payments on such Indebtedness and other additional Indebtedness incurred since the end of the most recent quarter for which the Lenders have received a Compliance Certificate, the Loan Parties will be in compliance with the financial covenant set forth in Section 7.11(b) on a pro forma basis for the four quarters immediately succeeding the quarter in which such Indebtedness and additional Indebtedness is incurred.

    (b)        None of the Loan Parties will, nor will they permit any Subsidiary to, issue any preferred stock (except for preferred stock (i) all dividends in respect of which are to be paid (and all other payments in respect of which are to be made) in additional shares of such preferred stock, in lieu of cash, until all Obligations have been repaid in full and all Commitments terminated, (ii) that is not subject to redemption other than redemption at the option of the Loan Party issuing such preferred stock and (iii) all payments in respect of which are expressly subordinated to the Obligations) or be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of (1) any shares of capital stock of any Loan Party or (2) any option, warrant or other right to acquire any such shares of capital stock; provided, however, so long as no Default or Event of Default then exists, the Lead Borrower may issue preferred stock pursuant to its shareholder rights plan as adopted by the Board of Directors on March 8, 1999 (the “Shareholder Rights Plan”), provided no Restricted Payments may be made with respect thereto other than the redemption thereof at a $.01 redemption price to the extent such Restricted Payment would otherwise be permitted under Section 7.6 hereof.

SECTION 7.2 Liens. The Loan Parties will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)     Liens created under the Loan Documents;

(b)     Permitted Encumbrances;

(c)     any Lien existing on the Closing Date not covered by Section 7.2(d) on any property or asset (other than Inventory and Accounts and proceeds thereof) of any Loan Party set forth in Schedule 7.2, provided that (i) such Lien shall not apply to any other property or asset of any Loan Party and (ii) such Lien shall secure only those obligations that it secures as of the Closing Date, and (other than as to the Liens in favor of General Electric Credit Corporation) extensions, renewals and replacements of such obligations (but no increase thereof);

(d)     Liens on fixed or capital assets acquired by any Loan Party whether prior to or after the Closing Date and Real Estate acquired by any Loan Party after the Closing Date, provided that (i) such Liens secure Indebtedness permitted by clause (v) of Section 7.1(a), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (iii) the Indebtedness secured thereby does not exceed 600 of the cost of acquiring such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of any of the Loan Parties;

(e)     Liens to secure Indebtedness permitted by clause (vi) of Section 7.1(a) provided that such Liens shall not apply to any property or assets of the Loan Parties other than the Real Estate so refinanced or which is the subject of a sale-leaseback transaction.

SECTION 7.3 Fundamental Changes. (a) The Loan Parties will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into a Borrower in a transaction in which a Borrower is the surviving corporation, and (ii)  any Subsidiary that is not a Borrower may merge into any Subsidiary that is not a Borrower, provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.

    (b)        The Loan Parties will not engage to any material extent in any business other than businesses of the type conducted by the Loan Parties on the date of execution of this Agreement and businesses reasonably related thereto.

SECTION 7.4 Investments; Loans; Advances; Guarantees and Acquisitions. The Loan Parties will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(a)     Temporary Cash Investments;

(b)     Investments existing on the date hereof by the Lead Borrower and its Subsidiaries in their Subsidiaries and Investments by the Lead Borrower and its Subsidiaries after the date hereof in Subsidiaries (other than Unrestricted Subsidiaries, Foreign Subsidiaries and Rite Aid East Coast Subsidiaries) of the Lead Borrower in furtherance of the Lead Borrower’s business, provided that all Subsidiaries of the Lead Borrower (other than Foreign Subsidiaries and Unrestricted Subsidiaries) are then Facility Guarantors hereunder and all equity interests of all Subsidiaries are then pledged pursuant to the Borrower Security Agreement or the Guarantor Security Agreement (but not more than 65% of Foreign Subsidiaries);

(c)     loans or advances made by any Loan Party to any other Loan Party (provided that all loans, advances made and Accounts and other amounts owed by the Rite Aid East Coast Subsidiaries to the Loan Parties shall not at any time exceed $4,000,000 in the aggregate outstanding), provided that all such loans and advances made by any Loan Party (other than pursuant to a Purchasing Agency Agreement) shall be evidenced by a promissory note pledged to the Collateral Agent pursuant to the Security Documents;

(d)     investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)     investments existing on the Closing Date, and set forth in detail on Schedule 7.4, to the extent such investments would not be permitted under any other clause of this Section;

(f)     Investments acquired by any Loan Party in furtherance of their business for which no Loan Party made any pecuniary Investment, but which were acquired in exchange for the granting of licenses or other interests relating to intangible assets of the Lead Borrower and its Subsidiaries;

(g)     any cash, loan, advance or similar pecuniary Investment by any Loan Party not covered or otherwise permitted by the foregoing clauses of this Section (including without limitation Investments after the date hereof in Foreign Subsidiaries, but not in Rite Aid East Coast Subsidiaries, unless the Collateral Agent has a perfected first priority security interest therein) if, immediately after such investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (g) outstanding at any time does not exceed $20,000,000; and

(h)     Permitted Acquisitions.

SECTION 7.5 Asset Sales; Blocked Sales; Transfers. The Loan Parties will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock or other equity interests, nor will the Loan Parties permit any of the Subsidiaries to issue any additional shares of its capital stock or other ownership interest in such Subsidiary, except:

(a)     (i) sales of Inventory in the ordinary course of business, or (ii) used or surplus equipment, or (iii) Temporary Cash Investments, in each case in the ordinary course of business;

(b)     sales, transfers and dispositions among the Loan Parties, provided that (i) no such sales, transfers or dispositions shall be made to any of the Rite Aid East Coast Subsidiaries other than sales of Inventory in compliance with Section 7.7, and (ii) the aggregate value of Inventory and other assets owned by the Rite Aid East Coast Subsidiaries at any time shall not exceed $4,000,000 measured at Cost;

(c)     subject to the terms of Section 7.1(vii), sale-leaseback transactions involving certain Real Estate (as described in Section 7.1(vii)) and other sales of Real Estate for cash, provided no Event of Default shall exist or would reasonably be likely to result therefrom;

    (d)        the dissolution of any Unrestricted Subsidiary and distribution of its assets in connection therewith to another Loan Party which is not an Unrestricted Subsidiary; and

    (e)        any other sales of assets, provided however (i) no Overadvance or other Default or Event of Default shall exist or would reasonably be likely to result therefrom, (ii) the aggregate total sale proceeds received by the Loan Parties since the Closing Date for all such assets sales (including the proposed asset sale) do not exceed in the aggregate 15% of the value of Consolidated Tangible Net Assets as shown on the fiscal quarter end financial statements for the quarter ending September 28, 2002, and (iii) to the extent any Collateral is sold in a proposed asset sale, the Net Proceeds received by the Loan Parties therefor must exceed the value of the Borrowing Base attributable to such Collateral, and must be held in trust for, and delivered to, the Collateral Agent as proceeds thereof on the date of such asset sale;

provided that all sales, transfers, leases and other dispositions permitted by this Section 7.5 (other than sales, transfers and other disposition permitted under clause (b)) shall be made at arm’s length and for fair value and solely for cash consideration (other than sales, transfers and other dispositions permitted under clause (b)).

SECTION 7.6 Restricted Payments; Certain Payments of Indebtedness. (a) The Loan Parties will not, and will not permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Default or Event of Default exists or would reasonably be expected to result therefrom (i) the Subsidiaries of the Lead Borrower may declare and pay dividends with respect to their capital stock to any Loan Party which is a parent of such Subsidiary (other than to the Rite Aid East Coast Subsidiaries) whether or not a Default or Event of Default exists, and (ii) the Loan Parties may pay the Kmart Dividend to Kmart Corporation in each fiscal year to the extent legally required pursuant to the terms of the existing Kmart Agreement; provided (A) no Kmart-Related Default or Event of Default under Section 8.1(a) then exists, and (B) such Kmart Dividend is legally declared and lawful under applicable law and is not declared until after March 20 in any fiscal year, and (iii) the Lead Borrower may declare and pay cash dividends on its public common capital stock and/or repurchase its public common capital stock and/or redeem preferred stock at a $.01 purchase price per share pursuant to the Shareholder Rights Plan in bona fide arms length transactions, provided that (A) the aggregate amount of such Restricted Payments under this subsection (iii) will not exceed, in the aggregate, as of the incurrence of such payment or purchase, the sum of (1) $25,000,000 plus (2) 25% of Consolidated Net Income, after deducting payments to minority interests and accruals relating thereto since the Closing Date, of the Lead Borrower and its Subsidiaries for each fiscal quarter from the Closing Date through the date of such payment or purchase; and (B) only if both before and after giving effect to such Restricted Payment under this subsection (iii), Excess Availability shall be equal to or greater than $40,000,000 on the date of such Restricted Payment and on a pro forma basis for the twelve-month period immediately succeeding such Restricted Payment.

    (b)        The Loan Parties will not, and will not permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except: (i) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness to the extent such payments are permitted by Section 7.1; and (ii) refinancings of Indebtedness described in clause (i), above, to the extent permitted by Section 7.1.

SECTION 7.7 Transactions with Affiliates. The Loan Parties will not, and will not permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Loan Parties or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Loan Parties not involving any other Affiliate.

SECTION 7.8 Restrictive Agreements. The Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Loan Parties or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Loan Parties or any other Subsidiary or to guarantee Indebtedness of the Loan Parties or any other Subsidiary, provided that  (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iii) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

SECTION 7.9 Amendment of Material Documents. The Loan Parties will not, and will not permit any Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents, (b) any Material Agreements, unless such amendment, modification or waiver does not materially adversely affect the Loan Parties taken as a whole or materially adversely affect the interests of the Lenders under the Loan Documents (as determined by the Agents in their commercially reasonable discretion), (c) the Purchasing Agency Agreements, or (d) any other material instruments, documents or agreements, unless such amendment, modification or waiver does not materially adversely affect the Loan Parties taken as a whole or materially adversely affect the interests of the Lenders under the Loan Documents.

SECTION 7.10 Additional Subsidiaries. The Loan Parties will not, and will not permit any Subsidiary to, create any additional Subsidiary unless the requirements of Section 6.12 are satisfied contemporaneously therewith.

SECTION 7.11 Financial Covenants. (a) Leverage Ratio. The Leverage Ratio of the Lead Borrower and its Subsidiaries as of the last day of any Calculation Period set forth below will not exceed the ratio set forth below for such Calculation Period:

Calculation Period Ending	Interest Coverage Ratio

September 28, 2002	2.50 to 1.00

December 28, 2002 through September 27, 2003	2.25 to 1.00

January 3, 2004 and each Calculation Period ending thereafter	2.00 to 1.00

    (b)        Interest Coverage Ratio. The Interest Coverage Ratio of the Lead Borrower and its Subsidiaries for any Calculation Period will not be less than the ratio set forth below for such Calculation Period.

Calculation Period Ending	Interest Coverage Ratio

September 28, 2002 and December 28, 2002	1.55 to 1.00

March 29, 2003 through September 27, 2003	1.60 to 1.00

January 3, 2004 and each Calculation Period Thereafter	1.75 to 1.00

    (c)        Maximum Capital Expenditures. Neither the Lead Borrower nor any of its Subsidiaries shall make or agree to make, or incur any obligations with respect to, any Capital Expenditures (excluding Capital Expenditures incurred in connection with Permitted Acquisitions) in excess of $85,000,000 for fiscal year 2002 or $80,000,000 in any fiscal year thereafter, plus with respect to each such fiscal year, the unused portion, if any, of up to 50% of the maximum base Capital Expenditures amount for the immediately preceding fiscal year (the “Carryforward Amount”), without giving effect to any Carryforward Amount included therein. For purposes of determining the Carryforward Amount in any fiscal year, Capital Expenditures shall first be applied to reduce any Carryforward Amount from the immediately preceding fiscal year and then to reduce the maximum amount specified herein.

    (d)        Excess Availability. The Lead Borrower and its Subsidiaries shall have no less than $20,000,000 of Excess Availability at all times, except as follows: (i) during the Kmart Reserve Period, (A) at any time the Kmart Reserve is equal to or greater than $20,000,000, there shall be no Excess Availability requirement under this Section 7.11(d), and (B) at any time the Kmart Reserve is less than $20,000,000, the Excess Availability under this Section 7.11(d) shall be $20,000,000 minus the Kmart Reserve then in effect (but in no event less than zero), and (ii) at all times during the period beginning from the date of the payment of the Kmart Dividend in fiscal year 2003 through May 31, 2003, the Lead Borrower and its Subsidiaries shall be required to have no less than $10,000,000 of Excess Availability under this Section 7.11(d).

ARTICLE VIII

Events of Default

SECTION 8.1 If any of the following events (“Events of Default”) shall occur:

(a)     the Loan Parties shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)     the Loan Parties shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document within one Business Day after the time such amount shall become due and payable;

(c)     any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)     the Loan Parties shall fail to observe or perform any covenant, condition or agreement contained in Section 5.1 or Section 5.2 of the Borrower Security Agreement or the Guarantor Security Agreement, or Section 6.1, 6.2, 6.7, 6.9, or 6.11 of this Agreement, or in Article VII of this Agreement; provided that a default in the delivery of the Borrowing Base Certificate under Section 6.1(d) which is required to be delivered weekly shall not constitute an Event of Default unless and until the same continues unremedied for two Business Days (provided such two Business Day grace period shall not be available for the remedy of any such default more than four times during any fiscal year of the Lead Borrower).

(e)     any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), or (d) of this Article), and such failure shall continue unremedied for a period of 20 days after the earlier of notice thereof from the Administrative Agent to the Lead Borrower (which notice will be given at the request of any Lender) or the actual knowledge thereof by the Lead Borrower;

(f)     any Loan Party (i) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein), or (ii) shall otherwise be in default in respect of any Material Indebtedness the result of which default under this subsection (ii) is to permit such Material Indebtedness to become due prior to its stated maturity (after giving effect to any grace or cure period therein or written waiver thereof);

(g)     any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or any default by any Loan Party or any other event or condition occurs that results in any third party (other than a Loan Party) under any of the Material Agreements having the right to terminate such Material Agreement; any default by any third party (other than any Loan Party) under any of the Material Agreements which would reasonably be likely to result in a Material Adverse Effect; or the occurrence of any Kmart-Related Default.

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or its debts, or of a substantial part of its assets, under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal or state bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)     any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)     any judgment for injunctive relief that results in, or creates a material risk of resulting in, a Material Adverse Effect, or one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000, in each case shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed; or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of any Loan Party to enforce any such judgment;

(l)     an ERISA Event shall have occurred that, in the reasonable commercial opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $20,000,000;

(m)     (i) any challenge by or on behalf of any Loan Party to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

    (ii)        any challenge by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agents and the Lenders.

    (iii)        any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(n)     a Change in Control shall occur;

(o)     the occurrence of any uninsured loss (not inclusive of a reasonable deductible) to any material portion of the Collateral;

(p)     the indictment of, or institution of any legal process or proceeding against, any Loan Party, under any federal, state, municipal, and other civil or criminal statute, rule, regulation, order, or other requirement having the force of law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Loan Party and/or the imposition of any stay or other order, the effect of which could reasonably be to restrain in any material way the conduct by the Loan Parties, taken as a whole, of their business in the ordinary course;

(q)     the determination by any Loan Party, whether by vote of such Loan Party’s board of directors or otherwise to: suspend the operation of any material portion of the Loan Parties’ business in the ordinary course, liquidate all or a material portion of the Loan Parties’ assets or store locations, or employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales on any material portion of the Loan Parties’ business; or

(r)     the occurrence of any event or condition not covered by (a) through (q) above that results in a Material Adverse Effect;

then, and in every such event (other than an event with respect to any Loan Party described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments and any obligation, if any, to make Swingline Loans, and thereupon the Commitments and any obligation, if any, to make Swingline Loans shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and in case of any event with respect to any Loan Party described in clause (h) or (i) of this Article, the Commitments and any obligation to make Swingline Loans shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

SECTION 8.2 Term Lender Default Rights. The Term Lender may initiate a Term Loan Standstill Period by written notice to the Administrative Agent at any time after the occurrence and during the continuance of a Term Loan Action Event. Within 10 days after the expiration of a Term Loan Standstill Period (the running of which period shall be tolled if, and for the same time as, the Term Lender is restrained or enjoined by judicial process or operation of law from furnishing an acceleration notice), the Term Lender may deliver to the Administrative Agent a written notice requesting acceleration of the Obligations, whereupon the Administrative Agent shall thereupon accelerate the Obligations and exercise other enforcement remedies seeking to collect the Obligations unless (a) such acceleration and/or remedial action has been stayed by judicial process; or (b) (i) the Term Loan Availability Breach giving rise to the Term Loan Action Event has been cured for five consecutive Business Days (at any time during or after such Term Loan Standstill Period, but prior to such acceleration notice being delivered by the Term Lender), or (ii) the Term Loan Payment Breach giving rise to the Term Loan Action Event has been cured prior to the expiration of the Term Loan Standstill Period.

SECTION 8.3 When Continuing. For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected to the reasonable written satisfaction of the Lenders in accordance with Section 10.2, or (b) is waived in writing by the Lenders in accordance with Section 10.2.

SECTION 8.4 Remedies on Default. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Administrative Agent may, and shall upon the request of the Required Lenders (or at the direction of the Term Lender in accordance with Section 8.2), proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agents or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

SECTION 8.5 Application of Proceeds. After the occurrence of an Event of Default and acceleration of the Obligations, all proceeds realized from any Loan Party or on account of any Collateral or, without limiting the foregoing, on account of any Prepayment Event, shall be applied in the manner set forth in Section 6.2 of the Security Agreements. All amounts required to be applied to Revolving Loans hereunder (other than Swingline Loans) shall be applied ratably in accordance with each Revolving Lender’s Revolving Commitment Percentage. All amounts required to be applied to Term Loans hereunder shall be applied ratably in accordance with each Term Lender’s Term Commitment Percentage.

ARTICLE IX

The Agents

SECTION 9.1 Administration by Administrative Agent. The general administration of the Loan Documents shall be by the Administrative Agent. The Lenders, the Collateral Agent and the Issuing Bank each hereby irrevocably authorizes the Administrative Agent (i) to enter into the Loan Documents to which it is a party and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents.

SECTION 9.2 The Collateral Agent. Each Lender, the Administrative Agent and the Issuing Bank hereby irrevocably (i) designate FRF as Collateral Agent under this Agreement and the other Loan Documents, (ii) authorize the Collateral Agent to enter into the Collateral Documents and the other Loan Documents to which it is a party and to perform its duties and obligations thereunder and (iii) agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Collateral Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties, but subject to the terms of Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default of the Security Agreements, as applicable. Any proceeds received by the Collateral Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be paid over to the Administrative Agent for application as provided in Sections 2.18 or 8.4 hereof or Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default of the Security Agreements, as applicable.

SECTION 9.3 Sharing of Excess Payments. Each of the Lenders, the Agents and the Issuing Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Loan Parties, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, any Agent or the Issuing Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, such Agent or the Issuing Bank has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default of the Security Agreements, as applicable, then such Lender, Agent or the Issuing Bank shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, such Agent and the Issuing Bank, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Administrative Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 5.2 prior to an Event of Default or Section 6.2 after an Event of Default of the Security Agreements, as applicable; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest). The Loan Parties expressly consent to the foregoing arrangements and agrees that any Lender, any Agent or the Issuing Bank holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender, such Agent or the Issuing Bank as fully as if such Lender, Agent or the Issuing Bank held a Note and was the original obligee thereon, in the amount of such participation.

SECTION 9.4 Agreement of Required Lenders. (a) Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of only the Required Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Lenders, and any such action shall be binding on all Lenders, and (ii) upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Required Supermajority Lenders, action shall be taken by the Agents for and on behalf or for the benefit of all Lenders upon the direction of the Required Supermajority Lenders and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 10.2.

    (b)        Upon the occurrence of an Event of Default, the Agents shall (subject to the provisions of Section 10.2) take such action with respect thereto as may be reasonably directed by the Required Lenders; provided that unless and until the Agents shall have received such directions, the Agents may (but shall not be obligated to) take such action as it shall deem advisable in the best interests of the Lenders. In no event shall the Agents be required to comply with any such directions to the extent that the Agents believe that the Agents’ compliance with such directions would be unlawful.

SECTION 9.5 Liability of Agents. (a) Each of the Agents, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agents nor their respective directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of such Agent’s own gross negligence or willful misconduct. The Agents and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Required Lenders, Required Supermajority Lenders, or Term Lender, as applicable, or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agents, nor any of their respective directors, officers, employees, or agents shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by any Loan Party of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents.

    (b)        None of the Agents nor any of their respective directors, officers, employees, or agents shall have any responsibility to the Loan Parties on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

    (c)        The Administrative Agent and the Collateral Agent, in such capacities hereunder, shall be entitled to rely on any communication, instrument, or document reasonably believed by such person to be genuine or correct and to have been signed or sent by a person or persons believed by such person to be the proper Person or Persons, and, such Person shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by such Person.

SECTION 9.6 Reimbursement and Indemnification. Each Lender agrees (i) to reimburse (x) each Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by such Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Loan Parties (except as otherwise provided in the Borrower Security Agreement and Guarantor Security Agreement), and (y) each Agent for such Lender’s Commitment Percentage of any expenses of such Agent incurred for the benefit of the Lenders or the Issuing Bank that the Loan Parties have agreed to reimburse pursuant to Section 10.3 and has failed to so reimburse (except as otherwise provided in the Borrower Security Agreement and Guarantor Security Agreement), and (ii) to indemnify and hold harmless the Agents and any of their directors, officers, employees, or agents (each, an “Indemnified Party”), on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Loan Parties (except such as shall result from such Indemnified Party’s respective gross negligence, bad faith or willful misconduct).

SECTION 9.7 Rights of Agents. It is understood and agreed that Fleet and FRF shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though they were not the Administrative Agent or the Collateral Agent, respectively, of the Lenders under this Agreement.

SECTION 9.8 Independent Lenders and Issuing Bank. The Lenders and the Issuing Bank each acknowledge that they have decided to enter into this Agreement and to make the Loans or issue the Letters of Credit hereunder based on their own analysis of the transactions contemplated hereby and of the creditworthiness of the Loan Parties and agrees that the Agents shall bear no responsibility therefor.

SECTION 9.9 Notice of Transfer. The Agents may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.5(b).

SECTION 9.10 Successor Agent. Any Agent may resign at any time by giving five Business Days’ written notice thereof to the Lenders, the Issuing Bank, the other Agents and the Lead Borrower. Upon any such resignation of any Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default, or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders, the other Agents and the Issuing Bank, appoint a successor Agent which shall be (i) a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $100,000,000, (ii) or a Lender capable of complying with all of the duties of such Agent (and the Issuing Bank), hereunder (in the opinion of the retiring Agent and as certified to the Lenders in writing by such successor Agent) which, in the case of (i) and (ii) above, so long as there is no Default, or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as such Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement.

SECTION 9.11 Reports and Financial Statements. Promptly after receipt thereof from the Borrowers, the Administrative Agent shall remit to each Lender and the Collateral Agent copies of all financial statements required to be delivered by the Borrowers hereunder and all commercial finance examinations and appraisals of the Collateral received by the Administrative Agent.

SECTION 9.12 Documentation Agent, Co-Agents, Syndication Agent and Arranger. Notwithstanding the provisions of this Agreement or any of the other Loan Documents, the Documentation Agent, the Syndication Agent, the Co-Agents and, except as provided in the engagement letter for this transaction, the Arranger shall have no powers, rights, duties, responsibilities or liabilities with respect to this Agreement and the other Loan Documents.

ARTICLE X

Miscellaneous

SECTION 10.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)     if to any Loan Party, to it at Footstar, Inc., 1 Crosfield Avenue, West Nyack, New York 10994, Attention: Kathleen M. Guinnessey and Marc Schuback, Esquire (Telecopy No. (845) 727-6661 with a copy to Pitney, Hardin, Kipp & Szuch LLP, 200 Campus Drive, Florham Park, New Jersey 07932, Attention: Michael J. Dunne, Esquire (Telecopy No. (973) 966-1550);

(b)     if to the Administrative Agent or the Swingline Lender, to Fleet National Bank, 100 Federal Street, Mail Code: MA DE 10009A, Boston, Massachusetts 02110, Attention: Stephen Garvin (Telecopy No. (617) 434-6685), with a copy to Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110, Attention: Susan Siebert, Esquire (Telecopy No. (617) 439-4170);

(c)     if to the Collateral Agent, to Fleet Retail Finance Inc., 40 Broad Street, 10th Floor, Boston, Massachusetts 02109, Attention: Elizabeth Ratto (Telecopy No. (617) 434-4339), with a copy to Edwards & Angell, LLP, 101 Federal Street, Boston, Massachusetts 02110, Attention: Susan Siebert, Esquire (Telecopy No. (617) 439-4170);

(d)     if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages hereto or on any Assignment and Acceptance for such Lender.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.2 Waivers; Amendments. (a) No failure or delay by the Agents, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agents, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

    (b)        Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agents and the Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the Total Commitments above an aggregate amount of $325,000,000 (exclusive of Term Loan PIK Interest) without the written consent of each Lender affected thereby, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments, or the Revolver Maturity Date or the Term Maturity Date, without the written consent of each Lender affected thereby, (iv) change Section 2.18 hereof or Section 5.1, 5.2 or 6.2 of the Borrower Security Agreement or the Guarantor Security Agreement, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of the term “Required Lenders” or “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release any Loan Party from its obligations under any Loan Document, or limit its liability in respect of such Loan Document, without the written consent of each Lender, (vii) except for sales described in Section 7.5 or as permitted in the Security Documents, release any material portion of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Administrative Agent to change, establish or eliminate any Reserves (other than the Kmart Reserve which shall require the consent of the Required Supermajority Lenders to be changed or eliminated), (ix) change the definition of the term “Excess Availability” as set forth in Section 1.1 without the written consent of each Lender, (x) increase or otherwise change the definition of the Permitted Overadvance, without the written consent of each Lender, (xi) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, or (xii) modify the provisions of Section 7.11(d) without the prior written consent of the Required Supermajority Lenders (which consent shall not be deemed furnished if the Term Lender has not consented thereto) and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents or the Issuing Bank without the prior written consent of the Agents or the Issuing Bank, as the case may be, and provided further that any amendment or modification to the provisions of Article III, Section 8.2, Section 10.5(b)(ii), Section 10.5(e)(insofar as it relates to the Term Lender) and the definitions of Term Loan Availability Breach, Term Commitment Percentage, Term Loan Action Event, Term Loan Commitment, Term Loan Commitment Fee and Additional Fees, Term Loan Current Pay Interest, Term Loan Early Termination Fee, Term Loan Fees, Term Loan Fee Letter, Term Loan Interest Rate, Term Loan Payment Breach, Term Loan PIK Interest, Term Loan Standstill Period and Term Loan Yield Revenue and any increase in the Total Commitments above $325,000,000 (exclusive of Term Loan PIK Interest) shall require the prior written consent of the Required Term Lenders.

    (c)        Notwithstanding anything to the contrary contained in this Section 10.2, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Sections 10.2(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers, and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

    (d)        No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers.

SECTION 10.3 Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agents, the Term Lender, and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and the Term Lender, outside consultants for the Agents, appraisers, for commercial finance examinations and environmental site assessments, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Agents, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agents, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agents, the Term Lender, or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel).

    (b)        The Loan Parties shall, jointly and severally, indemnify the Agents, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Loan Party or any of the Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates).

    (c)        To the extent that any Loan Party fails to pay any amount required to be paid by it to the Agents or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agents or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agents or the Issuing Bank. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Total Commitments at the time.

    (d)        To the extent permitted by applicable law, no Loan Party shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

    (e)        All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 10.4 Designation of Lead Borrower as Borrowers’ Agent. (a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as that Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Borrower shall be obligated to the Agents and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to that Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Borrower.

    (b)        Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming were each other Borrower.

    (c)        The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Loan.

    (i)        The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Borrower(s) on whose behalf such Loan was obtained. Neither the Agents nor any Lender shall have any obligation to see to the application of such proceeds.

(ii) If, for any reason, and at any time during the term of this Agreement,

    (A)        any Borrower, including the Lead Borrower, as agent for the Borrowers, shall be unable to, or prohibited from carrying out the terms and conditions of this Agreement (as determined by the Administrative Agent in the Administrative Agent’s commercially reasonable discretion); or

    (B)        the Administrative Agent deems it inexpedient (in the Administrative Agent’s sole and absolute discretion) to continue making Loans and cause Letters of Credit to be issued to or for the account of any particular Borrower, or to channel such Loans and Letters of Credit through the Lead Borrower, then the Lenders may make Loans directly to, and cause the issuance of Letters of Credit directly for the account of such of the Borrowers as the Administrative Agent determines to be expedient, which Loans may be made without regard to the procedures otherwise included herein.

    (d)        In the event that the Administrative Agent determines to forgo the procedures included herein pursuant to which Loans and Letters of Credit are to be channeled through the Lead Borrower, then the Administrative Agent may designate one or more of the Borrowers to fulfill the financial and other reporting requirements otherwise imposed herein upon the Lead Borrower.

    (e)        Each of the Borrowers shall remain liable to the Agents and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Administrative Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower.

    (f)        The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Borrowers, shall continue unless and until the Administrative Agent acts as provided in subparagraph (c), above, or the Administrative Agent actually receives

    (i)        written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

    (ii)        written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

SECTION 10.5 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

    (b)        Any Lender may assign to one or more assignees (other than a Loan Party or an Affiliate thereof) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) with respect to Revolving Lenders, except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Lead Borrower (but only if no Default then exists), the Agents and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) with respect to the Term Lenders, except in the case of an assignment to a Lender or an Affiliate of a Lender, the Lead Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed) unless a Default then exists), (iii) except in the case of an assignment to a Lender or an Affiliate of a Lender, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Administrative Agent and Lead Borrower (but only if no Default then exists) otherwise consents, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, and (v) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and, after completion of the syndication of the Loans, together with a processing and recordation fee of $3,500. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 10.3). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

    (c)        The Administrative Agent, acting for this purpose as an agent of the Loan Parties, shall maintain at one of its offices in Boston, Massachusetts a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Loan Parties, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

    (d)        Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

    (e)        Any Lender may, without the consent of the Loan Parties, the Agents, and the Issuing Bank, sell participations to one or more banks or other entities other than a Loan Party or Affiliate thereof (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agents, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.2(b) that affects such Participant; and provided further that such participation, if in the Term Loan, may include such voting rights between the Term Lender and the Participant as they may determine. Subject to paragraph (f) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 2.23, 2.25 and 2.26 and to the obligation of Section 2.28 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.9 as though it were a Lender, provided such Participant agrees to be subject to Section 2.25(c) as though it were a Lender.

    (f)        A Participant shall not be entitled to receive any greater payment under Section 2.23 or 2.26 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.26 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.26(f) as though it were a Lender and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.26(f).

    (g)        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.6 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.23, 2.26 and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.7 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Agents and the Lenders and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.8 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.9 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Loan Parties against any of and all the obligations of the Loan Parties now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be matured or unmatured or otherwise fully secured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such setoff and application made by such Bank, provided, that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE THE ADMINISTRATIVE AGENT OR THE COLLATERAL AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES ANY OF THE OBLIGATIONS PRIOR TO THE EXERCISE BY THE LENDERS OF THEIR RIGHT OF SET-OFF UNDER THIS SECTION ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

SECTION 10.10 Governing Law; Jurisdiction; Consent to Service of Process.

    (a)        THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

    (b)        Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

    (c)        Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and the District of Massachusetts and of any New York State court sitting in New York City or any Massachusetts state court for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 10.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14 Additional Waivers. (a) The Obligations are the joint and several obligations of each Loan Party. To the fullest extent permitted by applicable law, the obligations of each Loan Party hereunder shall not be affected by (i) the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, including with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Collateral Agent or any other Secured Party.

    (b)        The obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

    (c)        To the fullest extent permitted by applicable law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash. Pursuant to applicable law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

    (d)        Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations, as more particularly set forth in an Indemnity, Subrogation and Contribution Agreement to be entered into amongst the Loan Parties. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations. None of the Loan Parties will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 10.15 Replacement Note. Upon receipt of an appropriate and reasonably acceptable affidavit of an officer of the affected Bank as to the loss, theft, destruction or mutilation of any Note or of any other Loan Document which is not of public record and, in the case of any such mutilation, upon surrender and cancellation of such Note or other Loan Document and receipt of the indemnity described below, the Borrowers will, and will cause other Loan Parties to, issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount (as to any Note) and in any event of like tenor and upon such issuance the original Note or other Loan Document shall be deemed cancelled. In connection with any such issuance of a replacement Note or other Loan Document, the affected Lender shall issue a written indemnification in favor of the Loan Parties with respect to such lost, stolen or destroyed Note or other Loan Document in form and substance reasonably satisfactory to the Loan Parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as a sealed instrument as of the day and year first above written.

FOOTSTAR, INC., as Lead Borrower and as a Borrower By: KATHY GUINNESSEY —————————————— Name: Kathy Guinnessey Title: Vice President and Treasurer

FOOTSTAR, INC., as Lead Borrower and as a Borrower By: KATHY GUINNESSEY —————————————— Name: Kathy Guinnessey Title: Vice President and Treasurer

FLEET NATIONAL BANK, as Administrative Agent, as Swingline Lender and as an Issuing Bank By: STEPHEN J. GARVIN —————————————— Name: Stephen J. Garvin Title: Managing Director

Address: 100 Federal Street Mail Code: MA DE 10009A Boston, Massachusetts 02110 Attn: Stephen J. Garvin Telephone: (617) 434-9399 Telecopy: (617) 434-6685

FLEET RETAIL FINANCE INC., as Collateral Agent By: BETSY RATTO —————————————— Name: Betsy Ratto Title: Managing Director

Address: 40 Broad Street, 10th Floor Boston, Massachusetts 02109 Attn: Elizabeth A. Ratto Telephone: (617) 434-4113 Telecopy: (617) 434-4339

BACK BAY CAPITAL FUNDING LLC, as a Lender By: MICHAEL L. PIZETTE —————————————— Name: Michael L. Pizette Title: Managing Director

Address: 40 Broad Street 10th Floor Boston, MA 02109 Attn: Michael Pizette, Managing Director Kristan O'Connor, Director Telephone: (617) 434-4077 (MLP) (617) 434-4397 (KO) Telecopy: (617) 434-4185

CONGRESS FINANCIAL CORPORATION, as a Lender By: CHRIS HUDIK —————————————— Name: Title:

Address: 1133 Avenue of the Americas New York, New York 10036 Attn: Chris Hudik Telephone: (212) 545-4593 Telecopy: (212) 840-6259

WELLS FARGO RETAIL FINANCE, LLC, as a Lender By: GUY FUCHS —————————————— Name: Guy Fuchs Title: Senior Vice President

Address: 2450 Colorado Avenue Suite 3000 West Santa Monica, California 90404 Attn: Eunnie Kim Telephone: (310) 453-7255 Telecopy: (31) 453-7447

JPMORGAN CHASE BANK, as a Lender By: ROBERT J. ARTH —————————————— Name: Robert J. Arth Title: Vice President

Address:

1166 Avenue of the Americas
New York, New York 10036
Attn: Bob Arth
Telephone: (212) 899-1242
Telecopy: (212) 899-2931

and

695 Route 46 West
Fairfield, New Jersey 07004
Attn: Eileen Higgins
Telephone: (973) 439-5074
Telecopy: (973) 439-5012

THE CIT GROUP/BUSINESS CREDIT, INC., as a Lender By: PETER L. SKAVLA —————————————— Name: Peter L. Skavla Title: Senior Vice President

Address: 900 Ashwood Parkway Suite 610 Atlanta, Georgia 30338 Attn: David Philips Telephone: (770) 522-7678 Telecopy: (770) 522-7731

UPS CAPITAL CORPORATION, as a Lender By: CHARLES G. JOHNSON —————————————— Name: Charles G. Johnson Title: Senior Vice President

Address: 35 Glenlake Parkway, N.E. Atlanta, Georgia 30328 Attn: Jim DiProva Telephone: (404) 828-7962 Telecopy: (404) 828-3775

AMSOUTH BANK, as a Lender By: MARK McNALLY —————————————— Name: Mark McNally Title: Attorney-in-Fact

Address: 350 Park Avenue New York, New York 10022 Attn: Mark McNally Telephone: (212) 935-5031 Telecopy: (212) 935-7458

NATIONAL CITY BANK, as a Lender By: THOMAS J. McDONNELL —————————————— Name: Thomas J. McDonnell Title: Senior Vice President

Address: One South Broad Street 13th Floor Philadelphia, Pennsylvania 19107 Attn: Tom McDonnell Telephone: (267) 256-4041 Telecopy: (267) 256-4001

ORIX FINANCIAL SERVICES, INC. as a Lender By: ANDREW KOSOWSKY —————————————— Name: Andrew Kosowsky Title: Vice President

Address: 846 East Algonquin Road Suite 101 Schaumburg, Illinois 60173 Attn: Mark Tauber Telephone: (770) 970-8002 Telecopy: (770) 970-8052

SIEMENS FINANCIAL SERVICES, INC. as a Lender By: FRANK AMODIO —————————————— Name: Frank Amodio Title: Vice President - Credit

Address: 200 Somerset Corporate Blvd. Bridgewater, New Jersey 08807 Attn: Daniel McGregor Telephone: (908) 575-4080 Telecopy: (908) 575-4060

                                                  SCHEDULE 1.1(a)

                                          PRICING GRID - REVOLVING LOANS

----------- --------------------------------- ----------------------- ------------------------
                                              Applicable Margin for    Applicable Margin for
                                                 Eurodollar Loans         Base Rate Loans
Level            Interest Coverage Ratio
----------- --------------------------------- ----------------------- ------------------------

 I.         Less than 1.75:1.00                       2.375%                  .75%
----------- --------------------------------- ----------------------- ------------------------

 II.        Greater than or equal to                  2.125%                  .50%
            1.75:1.00 but less than
            2.00:1.00
----------- --------------------------------- ----------------------- ------------------------

III.        Greater than or equal to                  1.875%                  .25%
            2.00:1.00 but less than
            2.25:1.00 OR Greater than or
            equal to 2.25:1.00
----------- --------------------------------- ----------------------- ------------------------

SCHEDULE 1.1(b)

PRICING PROVISIONS – TERM LOAN

    (a)        Subject to the provisions of (c) below, the unpaid principal balance of the Term Loan shall bear interest, until repaid, (i) fixed at fourteen and one-quarter percent (14.25%) per annum through the second anniversary of the Closing Date, and (ii) at the aggregate of the Alternate Base Rate plus nine and one-half percent (9.50%) per annum thereafter (the “Term Loan Interest Rate”). Interest shall be computed on the basis of the actual number of days elapsed over a year of 360 days.

    (b)        Interest on the Term Loan at the Term Loan Interest Rate shall be payable as follows:

    (i)        Accrued interest on the unpaid principal balance of the Term Loan equal to (A) twelve percent (12%) per annum through the second anniversary of the Closing Date and (B) the aggregate of the Alternate Base Rate plus seven and one-quarter percent (7.25%) per annum thereafter (“Term Loan Current Pay Interest”) shall be payable monthly in arrears on each Interest Payment Date and on the Term Maturity Date.

    (ii)        Subject to the provisions of (b)(iii) below, accrued interest on the unpaid principal balance of the Term Loan in excess of the Term Loan Current Pay Interest (which excess is referred to herein as “Term Loan PIK Interest”) shall be payable as follows:

    (A)        The Borrower shall have the option exercisable by irrevocable written notice to the Administrative Agent and Term Lender made at least three (3) Business Days prior to the relevant Interest Payment Date, to pay all or any part of the Term Loan PIK Interest by adding the same to the principal balance of the Term Loan on the applicable Interest Payment Date.

(B) Term Loan PIK Interest as to which the option provided in (b)(ii)(A) above is not exercised shall be paid in cash on the applicable Interest Payment Date.

    (iii)        At the direction of the Term Lender, following the occurrence of any Event of Default (and whether or not any of the Obligations have been accelerated), the option provided in (b)(ii)(A) above shall terminate and Term Loan PIK Interest accruing after such Event of Default unless sooner accelerated shall be payable monthly in arrears on each Interest Payment Date and on the Term Maturity Date.

    (c)        Upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Term Lender, interest shall accrue on the outstanding principal balance of the Term Loan (after as well as before judgment, as and to the extent permitted by law) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Term Loan Interest Rate in effect from time to time plus 3.00% per annum, and such interest shall be payable on demand.

    (d)        In the event that the Pricing Grid with respect to the Revolving Loans is amended to increase any interest rates therein (“Rate Increase”) from that provided in this Agreement as of the Closing Date or in the event that the Revolving Lenders become entitled to any additional or increased fees or other additional compensation (“Additional Fees”) from those provided in or contemplated by this Agreement as of the Closing Date, the Term Lender will be entitled to, and there shall take effect (at the same time as such Rate Increase takes effect or such Additional Fees are paid, as applicable, to the Revolving Lenders), (i) an increase in the Term Loan Interest Rate by an amount equal to the amount of such Rate Increase; provided that if such Rate Increase is made in consideration for amending or waiving Section 7.11, the increase in the Term Loan Interest Rate shall be in an amount equal to the amount of the Rate Increase multiplied by one and three-quarters, and/or (ii) the Term Loan Commitment Fee and Additional Fees by an amount (“Term Lender Amount”) equal to the same percentage of the Term Loan Commitment as such Additional Fees bear to the Revolving Commitments; provided that if such Additional Fees are being paid in consideration for amending or waiving Section 7.11, such Term Lender Amount shall be multiplied by one and three-quarters.